UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DDR Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Shareholders and 2017 Proxy Statement

To the Holders of Common Shares of DDR Corp.:

The 2017 Annual Meeting of Shareholders of DDR Corp. will be held as follows:

WHEN:	• 9:00 a.m. local time, Tuesday, May 9, 2017.

WHERE:	• Offices of DDR Corp. 3333 Richmond Road, Beachwood, Ohio 44122

ITEMS OF BUSINESS:

•  Election of nine Directors.

•   Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•   Approval, on an advisory basis, of the frequency for future shareholder advisory votes to approve the compensation of the Company’s named executive officers.

•  Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

•  Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 14, 2017 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

•  Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	• The Company’s 2017 Proxy Statement and 2016 Annual Report to Shareholders are available free of charge at www.proxydocs.com/ddr.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: April 6, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 9, 2017

2017 Proxy Statement Table of Contents

1. Proxy Summary	1

2. Proposal One: Election of Directors

Proposal Summary and Board Recommendation	2
Nominees for Election at the Annual Meeting	2
Transactions with the Otto Family	7
Independent Directors	7
Director Qualifications and Review of Director Nominees	7
Majority Vote Standard	8
Cumulative Voting	8

3. Board Governance

Board Leadership	9
Meetings of Our Board	9
Meetings of Non-Management and Independent Directors	9
Committees of Our Board	9
Risk Oversight	12
Compensation of Directors	12
Director Stock Ownership Guidelines	14
Security Ownership of Directors and Management	15

4. Proposal Two: Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation	16
Compensation Committee Report	17
Compensation Committee Interlocks and Insider Participation	17

5. Proposal Three: Shareholder Advisory Vote to Approve the Frequency for Future Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation	18

6. Compensation Discussion and Analysis

Executive Summary	19
2016 Compensation Program Design	23
Analysis of 2016 Performance	29
2016 Compensation Earned	30
Stock Ownership Guidelines	37
Hedging and Pledging Policy	38
Tax and Accounting Implications	38
Compensation-Related Risk Analysis	38

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ii    DDR Corp.  ï  2017 Proxy Statement

1. Proxy Summary

This Proxy Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

MEETING DATE, TIME AND LOCATION

TUESDAY, MAY 9, 2017 AT 9:00 A.M. LOCAL TIME

DDR Corp. Offices

3333 Richmond Road

Beachwood, Ohio 44122

PROPOSALS

Proposal			Board Recommendation	Page Reference for More Information
1.	Election of nine Directors.	✓	“For” all nominees	2
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	✓	“For”	16
3.	Approval, on an advisory basis, of the frequency for future shareholder advisory votes to approve the compensation of the Company’s named executive officers.	✓	“1 Year”	18
4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	✓	“For”	54

VOTING

You may vote if you were a shareholder of record at the close of business on March 14, 2017, the record date for the Annual Meeting. We will begin mailing this Proxy Statement, and the Notice of Annual Meeting of Shareholders, along with the accompanying Proxy Card, on or about April 6, 2017 to all shareholders entitled to vote.

You may vote your shares in person at the Annual Meeting or vote by proxy in any of the following ways:

By Internet	By Telephone	By Mail

Go to: www.investorvote.com/ddr or the web address on your Proxy Card	Call toll free: 1-800-652-8683	Sign the enclosed Proxy Card and return by pre-paid postage envelope

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2. Proposal One: Election of Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the nine Director nominees of DDR Corp. (DDR or Company). If any of the nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of the Board remains unchanged, then our Board of Directors (Board) intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“For” All Nine Director Nominees

Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

Director Since: 2000 Age: 61 Independent: Yes Committees: • Executive Compensation (Chair) • Audit Committee • Dividend Declaration Committee • Pricing Committee

TERRANCE R. AHERN — Chairman of the Board, DDR Corp. and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (PREA), the National Association of Real Estate Investment Trusts (NAREIT), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 30 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

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Director Since: 2017 Age: 46 Independent: Yes

JANE E. DEFLORIO — Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013, and is Lead Independent Director of Perry Ellis International, a position she has held since 2015. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Prior to her role at Deutsche Bank from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions. Ms. DeFlorio is also the Vice Chairman of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Board of Governors for The Parsons School of Design. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her current board service to another public company, Ms. DeFlorio is uniquely qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

Director Since: 2009 Age: 58 Independent: No (see page 7) Committee: • Dividend Declaration Committee

DR. THOMAS FINNE — Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the board of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

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Director Since: 2000 Age: 65 Independent: Yes Committees: • Nominating and Corporate Governance (Chair) • Audit Committee

ROBERT H. GIDEL — Managing Member, Liberty Partners, LLC (real estate investments)

Background: Mr. Gidel has been the Managing Member of Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Mr. Gidel has served on the Board of Directors of Nationstar Mortgage Holdings, Inc. since 2012. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately-held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and Lead Director of Global Signal Inc., a real estate investment trust. He was a Trustee of Fortress Registered Investment Trust and a Director of Fortress Investment Fund II, LLC from 1999 to 2012, both of which were registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001. Mr. Gidel was elected a NASD Fellow and is on the Board of Directors of University of Florida Investment Corporation.

Qualifications: Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

Director Since: 2017 Age: 47 Independent: No

DAVID R. LUKES — President and Chief Executive Officer, DDR Corp.

Background: Mr. Lukes was named President and Chief Executive Officer of DDR Corp. in March 2017. Mr. Lukes most recently served as Chief Executive Officer of Equity One, Inc. (Equity One), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s Board of Directors, from June 2014 until March 2017. Mr. Lukes also served as Equity One’s Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a publicly traded, self-administered, self-managed REIT primarily engaged in the real property business through its investment in its operating partnership, Seritage Growth Properties, L.P., from 2012 through April 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his prior experience as Chief Executive Officer of Equity One, his familiarity with the retail REIT industry and his extensive expertise and experience in retail real estate development and operations. Furthermore, his position as a member of the Company’s senior management make him an important contributor to the Board.

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Director Since: 2002 Age: 65 Independent: Yes Committees: • Executive Compensation Committee • Nominating and Corporate Governance Committee

VICTOR B. MACFARLANE — Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 35 years of real estate investment experience. He sits on the Boards of Directors of the Robert Toigo Foundation and the Real Estate Executive Council. He also serves on the Board of Advisors for the UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and former Trustee of the Urban Land Institute (ULI); a member and former Director of PREA; and a member of the International Council of Shopping Centers (ICSC), the Chief Executives Organization and the World Presidents’ Organization.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 35 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

Director Since: 2015 Age: 49 Independent: No (see page 7)

ALEXANDER OTTO — Chief Executive Officer, ECE Projektmanagement G.m.b.H. & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Projektmanagement G.m.b.H. & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded companies Deutsche EuroShop AG and Sonae Sierra Brasil S.A., as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (“Vibrant City”) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 20 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

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Director Since: 2004 Age: 59 Independent: Yes Committees: • Audit Committee (Chair) • Pricing Committee

SCOTT D. ROULSTON — Principal and Director of Wealth Management, Segall Bryant & Hamill (investment advisor)

Background: Mr. Roulston is a Principal and Director of Wealth Management at Segall Bryant & Hamill, an independent investment firm, a position which he has held since March 2017. He was Managing Director of MAI Capital Management, LLC (MAI), a registered investment advisor, from 2013 to February 2017. He was Managing Director at Burdette Asset Management, a private equity fund manager, from 2011 to January 2013. From 1990 to 2010, he was Chief Executive Officer of Roulston & Company, a firm that provided investment research and management, and its successor firm, Fairport Asset Management. He is a Director of Bluecoats, Inc. He also is a former Director of Defiance, Inc., where he served as Chair of the Compensation Committee and member of the Audit Committee. Mr. Roulston is a graduate of Dartmouth College.

Qualifications: In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and private equity company, and a trustee of a major public pension fund. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Director Since: 1998 Age: 61 Independent: Yes Committee: • Executive Compensation Committee

BARRY A. SHOLEM — Partner, MSD Capital, L.P. (family investment office)

Background: Mr. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate fund in July 2004. From 1995 until 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a Managing Director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Qualifications: Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the Company. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with ULI and ICSC.

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Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family, purchased 40,000,000 common shares of the Company, which we refer to as the Purchased Shares. In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. In accordance with the investor rights agreement, Dr. Finne has been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. Beginning in 2015, Mr. Otto has designated himself as the second person to be nominated by our Board pursuant to the investor rights agreement. Although pursuant to the investor rights agreement Mr. Otto was entitled to recommend one individual for nomination to the Board as of the record date, the Nominating and Corporate Governance Committee recommended, and the Board approved, nominating both Mr. Otto and Dr. Finne as Directors at the 2017 Annual Meeting.

In April 2014, we sold our 50% ownership interest in a joint venture which, directly or indirectly, owned certain assets in Brazil to Mr. Otto and his affiliates. Because Mr. Otto and Dr. Finne are employees or affiliates of either certain of the entities that purchased the Company’s joint venture interest or affiliates of such purchasing entities, Mr. Otto and Dr. Finne are not currently deemed independent under the Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) rules.

Independent Directors

Our Board has affirmatively determined that all of the Directors who served during 2016, as well as those directors nominated for election by the Board in 2017 (except for Mr. Otto, Dr. Finne, Mr. Lukes, David J. Oakes and Thomas F. August), are independent within the meaning of the rules of the NYSE and, as applicable, the rules of the SEC, including with respect to service on the Executive Compensation Committee and the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or nominee has with us (either directly or indirectly), and only those Directors or nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and

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judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, David E. Weiss, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and Corporate Governance Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination. In connection with the election of Ms. DeFlorio, the Nominating and Corporate Governance Committee utilized the services of Ferguson Partners L.P., which recommended Ms. DeFlorio for election as a Director. Ms. DeFlorio was appointed as a director on January 31, 2017. The Nominating and Corporate Governance Committee subsequently recommended that Mr. Lukes be appointed as a Director in connection with his appointment as the Company’s Chief Executive Officer, which occurred on March 2, 2017.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections. An election is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the Director’s election and an affirmative majority of the total number of votes cast “for” or “against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Cumulative Voting

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect. If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

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3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

• Ensure that our Board fulfills its oversight and governance responsibilities;
• Consult and advise on any operational matters as requested by our Chief Executive Officer;
• Coordinate the Board’s self-assessment and evaluation process;
• Serve as liaison between the Company’s management and the non-management Directors;
• Coordinate the Board’s annual review and input to the Company’s strategic plan;

•       Assist the Nominating and Corporate Governance Committee on corporate governance matters such as the nomination of Board members, committee membership and rotation, and management succession planning;

• Preside over meetings of our shareholders; and
• Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our Chief Executive Officer, recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2016, our Board held six meetings and undertook two written actions. In 2016, all Directors attended 100% of the meetings of our Board with the exception of a Director who was absent for one meeting due to international travel. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our then current Directors nominated for election attended the Annual Meeting of Shareholders in May 2016. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year.

Committees of Our Board

During 2016, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.ddr.com, under “Governance” in the “Investors” section. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

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AUDIT COMMITTEE

Members: • Mr. Roulston (Chair) • Mr. Ahern (commencing July 11, 2016) • Mr. Gidel • Mr. August (commencing May 10, 2016 through July 8, 2016) • Mr. Boland (prior to May 10, 2016)

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; our enterprise risk management policies and procedures; and prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee, in accordance with our Corporate Governance Guidelines. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2016 is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.

Meetings: The Audit Committee held eight meetings in 2016. All members attended 100% of the meetings.

EXECUTIVE COMPENSATION COMMITTEE

Members:

•   Mr. Ahern (Chair)     (commencing     July 11, 2016)

•   Mr. MacFarlane

•    Mr. Sholem

•    Mr. Gidel (Chair     and member     prior to May 10,     2016)

•    Mr. August (Chair     and member     commencing     May 10, 2016     through July 8,     2016)

•   Mr. Boland (Prior     to May 10, 2016)

Responsibilities: Among other responsibilities, the Executive Compensation Committee reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s compensation and executive benefit plans, including those under which such executive officers and Directors receive benefits; reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The Chief Executive Officer provides to the Executive Compensation Committee recommendations regarding compensation for executive officers other than himself for approval by the committee, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate.

Independence: All of the members of the Executive Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Executive Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Executive Compensation Committee held seven meetings in 2016. All members attended 100% of the meetings. The Executive Compensation Committee also took written action on two occasions in 2016.

10    DDR Corp.  ï  2017 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: • Mr. Gidel (Chair) (Member commencing May 10, 2016 and Chair commencing July 11, 2016) • Mr. MacFarlane • Mr. Ahern (Chair and member prior to July 11, 2016)

Responsibilities: The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance with, and reviews and makes recommendations regarding any waivers under, our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and Corporate Governance Committee are independent as defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and Corporate Governance Committee held four meetings in 2016. All members attended 100% of the meetings.

DIVIDEND DECLARATION COMMITTEE

Members: • Mr. Ahern • Dr. Finne • Mr. August (Chair and member commencing July 11, 2016 through March 2, 2017) • Mr. Oakes (Chair and member prior to July 8, 2016)

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee held one meeting in 2016 and all members attended this meeting. The Dividend Declaration Committee also took written action on four occasions in 2016.

PRICING COMMITTEE

Members: • Mr. Ahern • Mr. Roulston • Mr. August (Chair and member commencing July 11, 2016 through March 2, 2017) • Mr. Oakes (Chair and member prior to July 8, 2016)

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee (or duly appointed subcommittee thereof) held no meetings and took no written actions in 2016.

DDR Corp.   ï  2017 Proxy Statement    11

Risk Oversight

With a Board comprised of management, independent Directors and non-independent Directors, members of our Board bring a variety of perspectives to address risks faced by our Company. Our Board’s role in enterprise risk management (ERM) includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic and compliance risks. The Company has an ERM Committee, comprised of senior management and chaired by the Chief Executive Officer, which meets regularly to address risk and risk mitigation strategies. The Chair of the Audit Committee is invited to attend and participate in ERM Committee meetings. The Audit Committee assists our Board in its oversight responsibilities by, among other matters, reviewing reports prepared by the ERM Committee, reviewing our policies and procedures with respect to risk assessment, risk management, risk monitoring and risk mitigation and working with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chair of the relevant committee consults with the Audit Committee regarding the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports, on at least an annual basis, to our full Board on the Company’s ERM program. This enables our Board and its committees to coordinate their risk oversight role, particularly with respect to interrelated risks.

Compensation of Directors

Director Compensation Program

During 2016, the non-employee Directors were compensated in the form of an annual cash retainer and an annual stock retainer, as shown below, which aligns the interests of our Directors and our shareholders. For Directors serving less than the full year, the annual cash retainer and any applicable committee fees paid were prorated based on the dates served.

Component	Annual Amount	Payable
Annual Stock Retainer	Grant of 8,000 common shares	Upon election at the annual meeting of shareholders
Annual Cash Retainer	$50,000	Quarterly in cash or common shares, at the Director’s election

Non-employee Directors are paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at a Director’s election. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	Annual Fee
Committee	Chair ($)	Member ($)
Audit Committee	40,000	25,000
Executive Compensation Committee	40,000	25,000
Nominating and Corporate Governance Committee	30,000	20,000
Dividend Declaration Committee	—	—
Pricing Committee	—	—

12    DDR Corp.  ï  2017 Proxy Statement

2016 Director Compensation

In accordance with the compensation program described above, the non-employee Directors received the following compensation during 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Terrance R. Ahern	192,075	140,480	332,555
James C. Boland(3)	50,017	—	50,017
Thomas Finne	50,000	140,480	190,480
Robert H. Gidel	108,444	140,480	248,924
Victor B. MacFarlane	95,028	140,480	235,508
Alexander Otto	50,000	140,480	190,480
Scott D. Roulston	90,000	140,480	230,480
Barry A. Sholem	75,000	140,480	215,480

(1)	All of the fees or stock awards listed for Messrs. Ahern, Boland and MacFarlane were deferred into the Directors’ Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(2)	The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), for stock awards (8,000 shares) granted to each of the non-employee Directors other than Mr. Boland in 2016, based upon the closing price of our common shares on the date of grant ($17.56 as of May 15, 2016).

(3)	The compensation for Mr. Boland reflects his service on the Board through May 2016. Mr. Boland elected to receive his compensation in Company shares.

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern, MacFarlane, and Roulston have deferred compensation represented by the following number of units as of December 31, 2016:

Name	Number of Units under the Directors’ Deferred Compensation Plan	Value of Units ($)(1)
Terrance R. Ahern	213,817	3,264,992
Victor B. MacFarlane	131,606	2,009,636
Scott D. Roulston	27,407	418,519

(1)	Based on the closing price of our common shares on December 30, 2016 (the last trading day of 2016).

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Equity Deferred Compensation Plan

During his term as a Director prior to 2006, Mr. Ahern also had the right to defer the vesting of restricted shares pursuant to the Company’s Equity Deferred Compensation Plan. Vested deferred stock units under the Equity Deferred Compensation Plan will not be distributed to him until the end of the deferral period selected. Mr. Ahern had 1,029 units deferred under this plan valued at $15,713 based on the closing price of our common shares on December 30, 2016 (the last trading day of 2016).

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer fee paid to a Director. This ownership requirement must be met no later than the fifth anniversary of the June 1st following the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, or, if the Director is elected or appointed to our Board other than at an annual meeting, the date such Director has received compensation for five years of service, and on each June 1st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors because we want to have the interests of our non-employee Directors aligned with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee Director is required to own one-fifth, two-fifths, three-fifths, and four-fifths of the requisite value of common shares and common share equivalents on the date such Director has received compensation for one, two, three, and four years of service as a Director, respectively. Common share units deferred by Directors into our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2016.

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Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 3, 2017, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Directors and Management	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)
David R. Lukes	0(1)
Terrance R. Ahern	187,031(2)(3)	*
Thomas F. August	40,100(2)(3)(4)	*
Jane E. DeFlorio	0	*
Thomas Finne	48,000	*
Paul W. Freddo	349,779(1)(5)	*
Robert H. Gidel	50,153(6)	*
Victor B. MacFarlane	15,063(3)	*
David J. Oakes	630,832(7)	*
Alexander Otto	58,443,425(8)	15.9
Luke J. Petherbridge	69,756(9)	*
Scott D. Roulston	18,723(3)	*
Barry A. Sholem	122,675	*
Christa A. Vesy	139,747(1)(10)	*
All Executive Officers and Directors as a Group (12 persons)	59,024,817	16.1

*	Less than 1%

(1)	Does not include 202,948; 44,214; and 26,631 restricted stock units (RSUs) credited to the accounts of Messrs. Lukes and Freddo and Ms. Vesy, respectively, which will vest in future periods pursuant to their terms. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares.

(2)	Does not include 1,029 and 100,400 stock units credited to the accounts of Messrs. Ahern and August, respectively, with respect to restricted common shares that would have vested pursuant to their terms but were deferred to the Company’s Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(3)	Does not include 220,148; 8,274; 119,797; and 27,747 stock units credited to the accounts of Messrs. Ahern, August, MacFarlane, and Roulston, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(4)	Includes 15,100 common shares owned indirectly through a family limited partnership of which Mr. August and his spouse are the sole general partners and of which his immediate family members are the sole limited partners. Mr. August disclaims beneficial ownership of the common shares except to the extent of his pecuniary interests therein.

(5)	Includes 188,495 common shares subject to options exercisable on or prior to May 2, 2017.

(6)	Includes 50,153 common shares owned by a limited liability company in which Mr. Gidel and his wife each has a one-half interest.

(7)	Beneficial ownership information for Mr. Oakes is provided as of July 8, 2016, the effective date of his termination of service as an executive officer and Director of the Company, and also reflects the purchase of 35,745 common shares through the exercise of vested stock options subsequent to his departure from the Company.

(8)	For information regarding Mr. Otto’s beneficial ownership, see “Security Ownership of Certain Beneficial Owners.”

(9)	Beneficial ownership information for Mr. Petherbridge is provided as of May 6, 2016, the effective date of his termination of service as an executive officer of the Company.

(10)	Includes 58,008 common shares subject to options exercisable on or prior to May 2, 2017.

DDR Corp.   ï  2017 Proxy Statement    15

4. Proposal Two: Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2017 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Executive Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Executive Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2018 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

We believe you should vote “FOR” the approval of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to help us:

•      Pay-for-performance, by providing incentives to our named executive officers to deliver a superior total return to shareholders in the form of share price appreciation and dividend policy as a result of superior financial and operational performance and execution; and

•      Attract and retain leading industry talent, who will be able to deliver superior returns by adopting and executing a strategy to manage our portfolio of shopping centers to provide a highly-compelling shopping experience and merchandise mix for our retail partners and consumers that complements our core competencies and enables us to take advantage of new business opportunities.

16    DDR Corp.  ï  2017 Proxy Statement

For 2016, as further described under the section captioned “Compensation Discussion and Analysis,” we made executive compensation decisions to help us reward the achievement of our financial and strategic objectives by linking these decisions to our key performance metrics of:

• Operating Funds From Operations Growth;
• Same Store EBITDA Growth;
• Other Financial Goals;
• Relative and Absolute Total Shareholder Return; and
• Achievement of individual performance objectives.

We believe you should vote “FOR” the compensation of our named executive officers because the compensation actually earned by our named executive officers for 2016 performance, as described in this Proxy Statement, was aligned with both our pay-for-performance philosophy and our actual 2016 performance.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Proxy Statement for the 2017 Annual Meeting of Shareholders for filing with the SEC.

Executive Compensation Committee

Terrance R. Ahern, Chair

Victor B. MacFarlane

Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

The members of the Executive Compensation Committee during 2016 were Terrance R. Ahern (from July 11, 2016 through December 31, 2016), Robert H. Gidel (from January 1, 2016 through May 9, 2016), James C. Boland (from January 1, 2016 through May 9, 2016), Thomas F. August (from May 10, 2016 through July 8, 2016), Victor B. MacFarlane and Barry A. Sholem. Mr. August became President and Chief Executive Officer of the Company on July 8, 2016, at which time his service on the Executive Compensation Committee ceased. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

DDR Corp.   ï  2017 Proxy Statement    17

5. Proposal Three: Shareholder Advisory Vote to Approve the Frequency for Future Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote recommending the frequency with which we should hold future shareholder advisory votes to approve the compensation of our named executive officers.

This advisory vote, commonly known as a “frequency” or “Say-When-on-Pay” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS,” or “3 YEARS” or abstain from voting in response to this proposal. We are required to hold a “frequency” or “Say-When-on-Pay” vote at least once every six years. Our last “frequency” or “Say-When-on-Pay” vote was May 18, 2011.

You may vote for a frequency of one, two, or three years, or abstain from voting on the proposal. The result of the “frequency” or “Say-When-on-Pay” vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Executive Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding frequency advisory vote is scheduled to be conducted every six years. The next “frequency” or “Say-When-on-Pay” vote is expected to take place at our 2023 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of a Frequency of every “1 YEAR” for Future Shareholder

Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

We believe you should vote “FOR” us to conduct Say-on-Pay votes every year (one year) for the following reasons:

• a Say-on-Pay vote every year provides shareholders with the most immediate and direct way to provide input with respect to the Company’s compensation arrangements;
• a Say-on-Pay vote every year promotes the highest degree of transparency regarding our compensation structure;
• a Say-on-Pay vote every year is consistent with best practices and good corporate governance; and
• many of the leading shareholder advisory firms and institutional shareholders have publicly announced their support for annual Say-on-Pay votes.

For these reasons, the Board unanimously recommends that shareholders vote for us to conduct any required shareholder advisory vote on named executive officer compensation every 1 YEAR.

18    DDR Corp.  ï  2017 Proxy Statement

6. Compensation Discussion and Analysis

Executive Summary

In this section of the Proxy Statement, we explain and discuss our 2016 executive compensation program that applied to our named executive officers. We also describe the principles underlying our named executive officer compensation policies and practices, including our pay-for-performance compensation philosophy. In addition, we outline our named executive officer compensation decisions for 2016 in light of the performance of the Company and our executive management team.

Management Transition

2016 was a year of positive and steady transformation for the Company. As described below, the Company made continued progress toward achieving its strategic objectives, including the execution of its goal of implementing a long-term management succession plan. In March 2017, the Company announced the appointment of a new senior management team, effective March 2, 2017. The new management team includes:

• David R. Lukes, President and Chief Executive Officer (CEO);
• Michael A. Makinen, Chief Operating Officer; and
• Matthew L. Ostrower, Chief Financial Officer (CFO).

Mr. Lukes replaced Thomas F. August, who served as CEO beginning in July 2016 (following the departure of David J. Oakes, who served as CEO from January 1 to July 8, 2016). Mr. Oakes also had been serving as principal financial officer following the departure of Luke J. Petherbridge (who served as CFO from January 1 to May 6, 2016). Mr. Ostrower succeeded Christa A. Vesy, our Chief Accounting Officer, who served as Interim CFO following the departure of Mr. Oakes. The Company is pleased to have Messrs. Lukes, Makinen and Ostrower join the Company as we believe they will provide strong and proven leadership for the Company for many years into the future.

Execution of Our Business Strategy and Transformation in 2016

Management’s core business strategy in 2016, with the support of the Company’s Board, continued to be based upon a comprehensive strategic plan that places emphasis on consistency in operational excellence and capital allocation, with a focus on creating long-term shareholder value and growing net asset value. During 2016, our business strategy focused on the following three key objectives:

Strategy	Objective
High Quality Portfolio	Operate a high quality portfolio, which means focusing on properties that are market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market shares
Strengthened Balance Sheet	Establish and maintain a strengthened balance sheet by reducing leverage and risk, owning and acquiring high quality assets, prudently allocating capital in order to maintain a low risk profile, and strengthening our credit metrics
Best-in-Class Operating Platform	Maintain a best-in-class operating platform by improving property operating fundamentals, such as increasing the cash flow from our properties, and fostering talent within the organization

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Incentive Compensation Program Complements Business Strategy

Our 2016 compensation program complemented our strategy by incentivizing performance through a combination of (1) an annual performance-based compensation program based on (a) measurable financial and operating metrics (including growth in Operating Funds From Operations (Operating FFO), Same Store Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) growth and other financial goals described below), and (b) the achievement of individual objectives, and (2) long-term, performance-based compensation programs tied to the Company’s absolute share price performance and relative total shareholder return. This combined program provided upside potential for the Company’s management team as well as downside risk (for example, incentive awards are not paid if performance is below certain “threshold” levels). At the same time, both the annual and long-term compensation programs encouraged the development and execution of a sustainable long-term value-adding business plan without undue risk-taking.

Annual Incentive Compensation

During 2016, our annual performance-based incentive compensation program was based upon two overarching categories of objectives (financial and operating metrics and individual performance), as set forth in the following chart and described in further detail below:

Annual Incentive Compensation Metrics
Metric	Description
Financial and Operating Metrics
• Operating FFO Growth	Achieving a targeted growth in Operating FFO(1)
• Same Store EBITDA Growth	Achieving year-over-year growth in EBITDA(2) generated from assets owned, in whole or in part, for at least two consecutive years
• Other Financial Goals	Achieving certain other financial goals set by the Board, including goals related to portfolio leased rate, pro rata same store net operating income (NOI), level of asset dispositions, fee income, interest income, and consolidated debt to EBITDA ratio(3)
Individual Performance	Qualitative evaluation of the executive’s achievement of individual performance objectives

(1)	A description of the calculation of Operating FFO is provided below under the section “Operating FFO Growth Metric.”

(2)	A description of the calculation of EBITDA is provided below under the section “Same Store EBITDA Growth Metric.”

(3)	Descriptions of these metrics are provided below under the section “Other Financial Goals.”

Based on a review of our performance as measured by these metrics, we paid 2016 annual performance-based incentive compensation to each of the following individuals for performance at the following achievement levels (as further discussed below):

Named Executive Officer	Title	Overall Achievement Level
Thomas F. August	Former President and Chief Executive Officer	Target
Paul W. Freddo	Former Senior Executive Vice President of Leasing and Development	Target +
Christa A. Vesy	Executive Vice President and Chief Accounting Officer, and Former Interim Chief Financial Officer	Target +

Messrs. Oakes and Petherbridge did not receive 2016 annual performance-based incentive payouts due to their departures from the Company.

The executive officers who received 2016 annual performance-based incentive payouts — along with Messrs. Oakes and Petherbridge — are our named executive officers for 2016 (Mr. Freddo ceased serving as an executive officer as of December 31, 2016 and separated from the Company in March 2017).

20    DDR Corp.  ï  2017 Proxy Statement

Long-Term and Equity Incentive Program

Consistent with the Company’s long-term incentive program philosophy, the Executive Compensation Committee of the Board (Committee) recommended, and the Board adopted, the 2016 Value Sharing Equity Program (2016 VSEP), which commenced on February 9, 2016 and will end on December 31, 2018, as a performance-based, long-term equity incentive program. This program replaced the predecessor 2013 Value Sharing Equity Program, which ended on December 31, 2015 (which program, along with the 2016 VSEP, is referred to herein as the VSEP). The objective of the 2016 VSEP is to provide an equity compensation opportunity to participants based on our performance as measured by an absolute performance metric. The 2016 VSEP is further described below under the section entitled “2016 Value Sharing Equity Program.”

In addition, during 2016, Messrs. August and Oakes and Ms. Vesy received equity compensation awards pursuant to the terms of their employment agreements with the Company entered into during 2016, as further described below. The 2016 VSEP and other long-term incentive awards granted to our named executive officers are consistent with the Company’s goal to have a significant portion of the awards granted under the Company’s long-term incentive program be in the form of performance-based awards.

Consideration of 2016 Say-on-Pay Voting Results

At our 2016 Annual Meeting, we received nearly 96% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. Our Board and Committee considered these voting results in connection with their review of the Company’s compensation program during 2016. The Committee and Gressle & McGinley LLC (Gressle & McGinley), the Committee’s compensation consultant, specifically discussed the voting results when reviewing and considering any potential changes to our named executive officer compensation program for 2016. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and chose to not make any substantial changes to the existing program for 2016 specifically in response to the 2016 Say-on-Pay voting results. The Committee will, however, continue to explore from time to time various executive pay and corporate governance changes with Gressle & McGinley to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market. Based on its prior recommendation and subject to consideration of the results of the non-binding shareholder advisory vote regarding the frequency of future Say-on-Pay votes as described in this Proxy Statement, our Board expects to continue to hold annual Say-on-Pay votes at our annual meetings of shareholders.

Total Direct Compensation for 2016

Based upon the performance of the Company during 2016, the named executive officers for 2016 were awarded “total direct compensation” as presented in the following table. Total direct compensation includes amounts for (1) base salary, (2) annual performance-based incentive compensation in the form of cash and, for certain officers, RSUs (which are settled in common shares) awarded for 2016 (the performance year upon which the grant of RSUs was based), (3) long-term incentive compensation and one-time equity awards (as applicable) in the form of stock options, time-based RSUs, performance shares, and performance-based RSUs, and (4) certain other compensation as described below. This table does not include all of the items required by the rules of the SEC to be reported in the 2016 Summary Compensation Table, and does not report compensation elements or amounts in the same manner as required under the rules of the SEC. Therefore, this table should not be viewed as a replacement or substitute for the 2016 Summary Compensation Table or other compensation tables set forth under the section entitled “Executive Compensation Tables and Related Disclosure.”

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2016 Total Direct Compensation(1)
Named Executive Officer	Base Salary ($)	Annual Cash Incentive ($)(2)	Annual RSU Grant ($)(3)	VSEP or PRSU Award Payout ($)(4)	One-Time Equity Grants and Other Compensation ($)		TOTAL ($)
Thomas F. August	357,693	484,932	—	—	1,624,139	(5)	2,466,764
Paul W. Freddo	440,000	550,000	550,043	—	185,000	(6)	1,725,043
Christa A. Vesy	310,175	204,000	204,026	—	372,580	(7)	1,090,781
David J. Oakes	435,095	—	—	—	400,006	(8)	835,101
Luke J. Petherbridge	140,625	—	—	—	—		140,625

(1)	Total direct compensation consists solely of (a) the actual base salary paid for 2016, (b) the annual cash incentive compensation earned for 2016 performance, (c) the grant date value for the annual RSU awards earned for 2016 performance and granted in 2017, (d) awards earned under the 2016 VSEP, and (e) any one-time equity awards or other special compensation arrangements, in each case if applicable.

(2)	Annual cash incentive compensation earned for 2016 was paid in February 2017.

(3)	The annual RSU incentive value reflects RSUs awarded based on 2016 performance and is shown based on the grant date fair value as of February 22, 2017 for the participating named executive officers. The award is generally subject to service-based vesting in 1/3 increments vesting on the first three anniversaries of the grant date. The amount shown does not include restricted stock or RSUs granted for prior years that vested during 2016.

(4)	This column, for Messrs. Freddo, Oakes and Petherbridge and Ms. Vesy, reflects that no 2016 VSEP awards, to be settled in shares and restricted stock units, were earned during 2016 under the terms of the 2016 VSEP. Upon entering into an employment agreement on December 1, 2016, Mr. August was granted 198,808 performance-based RSUs based on relative total shareholder return performance for the performance period beginning on July 8, 2016 and ending on July 7, 2019. No awards were earned during 2016 by Mr. August. In connection with entering into a new employment agreement with the Company on May 20, 2016, Mr. Oakes received (a) an award of 14,723 performance shares, the payout of which was to vary based on relative total shareholder return performance during the performance period beginning on January 1, 2016 and ending on December 31, 2016, (b) an award of 22,085 performance-based RSUs, the payout of which was to vary based on relative total shareholder return performance during the performance period beginning on January 1, 2016 and ending on December 31, 2017, and (c) an award of 29,446 performance-based RSUs, the payout of which was to vary based on relative total shareholder return performance during the performance period beginning on January 1, 2016 and ending on December 31, 2018. All of Mr. Oakes’ awards were forfeited upon his separation from the Company.

(5)	In connection with entering into an employment agreement with the Company on December 1, 2016, Mr. August was granted 107,100 time-based RSUs, of which 14,875 vested at the end of the grant date and the remainder were generally scheduled to vest in monthly installments through July 1, 2019. Mr. August separated from the Company on March 2, 2017, and such separation resulted in the acceleration of the vesting of the time-based RSUs. Pursuant to his employment agreement with the Company, Mr. August also was entitled to a commuting allowance of up to $96,000 per year, which amount (pro-rated for 2016) is reflected in this column for Mr. August.

(6)	Mr. Freddo was awarded a one-time, special cash bonus in February 2017 in recognition of his assistance, coordination and transition of various matters during 2016.

(7)	In connection with entering into a new employment agreement with the Company on December 1, 2016, Ms. Vesy received (a) a grant of 9,051 time-based RSUs, which are generally scheduled to vest in 1/3 increments on each of December 1, 2017, December 1, 2018 and December 1, 2019, and (b) a one-time special cash bonus opportunity which will, in general, vest on January 1, 2018 in an amount equal in value to Ms. Vesy’s “target” annual cash incentive award as in effect on March 1, 2017. In addition, in February 2017, the Company paid Ms. Vesy a one-time, special cash award in the amount of $100,000 in recognition of her service as Interim Chief Financial Officer during 2016.

(8)	Mr. Oakes received a grant of 18,846 time-based RSUs which were generally scheduled to vest in 1/3 increments on each of the first three anniversaries of the grant date, and a grant of 50,088 stock options which were generally scheduled to vest in 1/3 increments on each of December 31, 2016, December 31, 2017, and December 31, 2018. Mr. Oakes separated from the Company on July 8, 2016 and in connection with such separation, forfeited these awards.

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2016 Compensation Program Design

Compensation Philosophy and Objectives

The Committee believes that our compensation packages will provide an incentive to our named executive officers to deliver a superior return to shareholders. Our compensation program rewards management for not only delivering these superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Management and the Board have intentionally avoided short-term decisions that may have resulted in inflated short-term shareholder returns in favor of longer-term strategies that provide sustainable growth opportunities and enhanced net asset value. In addition, the Committee continues to emphasize the use of performance-based awards for both its annual and long-term compensation programs to provide additional incentives for our named executive officers and to better align their interests with those of the Company’s shareholders.

Key Annual Performance-Based Incentive Compensation Metrics

For 2016, the Company used key objective financial and operational performance metrics for its annual performance-based incentive compensation program. These performance-based incentive metrics consisted of (a) growth in Operating FFO, (b) growth in Same Store EBITDA, and (c) other financial goals, each of which is described below.

Operating FFO Growth Metric. We used Operating FFO Growth as a key operational performance metric for our 2016 annual incentive compensation program. We believe Operating FFO Growth is an effective way to measure our performance externally as it reflects the performance of our assets, the efficiency of our operating platform, and the effects of our capital allocation decisions.

Operating FFO or OFFO refers to Operating Funds From Operations. FFO is defined and calculated by the Company as net income, adjusted to exclude: (1) preferred share dividends; (2) gains and losses from the disposition of depreciable real estate property, net of taxes; (3) impairment charges on depreciable real estate property and related investments; (4) extraordinary items; and (5) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates Operating FFO from FFO by excluding certain non-cash items as applicable from time to time, including transaction and debt extinguishment costs as well as non-cash gain/loss on the sale of non-depreciable real estate. Operating FFO is different than net income as determined under GAAP. The Company’s reconciliation of Operating FFO to net income can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Achievement of our Operating FFO Growth goal was measured on a scale from a “none” level (in other words, producing no payout for this component of the award) for performance that is “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to the Operating FFO Growth metric are set forth in the following table:

Performance Level	Operating FFO/share ($)(1)	Award Level
Superior	1.250	Maximum
Target+	1.235	Target+
Target	1.220	Target
Threshold+	1.205	Threshold+
Threshold	1.190	Threshold
Below Expectations	<1.190	None

(1)	Achievement of OFFO Growth between these levels is rounded to the nearest award level when calculating incentive compensation based on the OFFO Growth metric.

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Same Store EBITDA Growth Metric. We continue to use Same Store EBITDA Growth as a key operational performance metric for our 2016 annual incentive compensation program. We believe Same Store EBITDA Growth is an effective way to measure our performance for all of our employees. EBITDA includes all overhead and administrative costs, but excludes interest expense, interest income and other non-operating items, such as the gain or loss on the sale of properties and asset impairments. Same Store EBITDA is further defined as EBITDA from wholly-owned and joint venture operating properties and other investments that we have owned for at least two consecutive years. Same Store EBITDA Growth is important because it captures key property value drivers, such as occupancy rates, rental rates, and property expenses, and it also includes fee income, and general and administrative expenses. At the same time, Same Store EBITDA is not impacted by financing decisions or current year acquisitions or dispositions, and is a performance measure less prone to influence by financial and other strategies that rely on short-term debt and increased risk. Use of this performance metric fits well with our compensation philosophy described above. Of further importance, every incentive-eligible employee can contribute to, and is significantly focused on, Same Store EBITDA Growth through our annual performance-based incentive compensation program.

Similar to prior years beginning in 2010, the Committee adopted a target annual growth rate for Same Store EBITDA for 2016 as set forth below. It is the Committee’s view that if management’s objective is to grow Same Store EBITDA year-over-year, it can produce strong annual performance while making decisions that are in the best long-term interest of the Company and its shareholders.

Achievement of our Same Store EBITDA Growth goal was measured on a scale from a “none” level (in other words, producing no payout for this component of the award) for performance that is “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to the Same Store EBITDA Growth metric are set forth in the following table:

Performance Level	Same Store EBITDA Growth YoY (%)(1)	Award Level
Superior	3.500	Maximum
Target+	2.875	Target+
Target	2.250	Target
Threshold+	1.625	Threshold+
Threshold	1.000	Threshold
Below Expectations	<1.000	None

(1)	Growth in Same Store EBITDA between these levels is rounded to the nearest award level when calculating incentive compensation based on the Same Store EBITDA Growth metric. For this table, “YoY” means year-over-year.

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Other Financial Goals. In addition to Operating FFO Growth and Same Store EBITDA Growth, the Committee also placed emphasis on achieving other financial objectives. The additional financial metrics considered by the Committee consisted of the following:

Financial Goal	Description
Portfolio Leased Rate	Represents the percentage of leasable space within our portfolio that has been leased
Pro Rata Same Store NOI	Percentage increase in NOI for the Company’s wholly-owned properties and the Company’s pro rata share of assets not consolidated with the Company on a year-over-year basis for those properties owned for at least two consecutive years
Pro Rata Asset Dispositions	The gross amount of all asset sales of wholly-owned properties and the Company’s pro rata share of assets not consolidated with the Company
Fee Income	The dollar increase in fee income, year-over-year
Interest Income	The dollar increase in interest income, year-over-year
Consolidated Debt to EBITDA	The ratio of consolidated debt divided by consolidated EBITDA

As with the Operating FFO Growth and Same Store EBITDA Growth metrics, achievement under each of these additional financial metrics was measured on a scale from a “none” level (in other words, producing no payout for the applicable component of the award) for performance that is “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to these additional metrics are set forth in the following table:

Performance Level	Portfolio Leased Rate (%)	Pro Rata Same Store NOI (%)	Pro Rata Asset Dispositions ($M)	Fee Income ($M)	Interest Income ($M)	Consolidated Debt/EBITDA	Award Level
Superior	96.50	3.50	800	32.0	36	6.4x	Maximum
Target+	96.40	3.25	750	31.5	35	6.5x	Target+
Target	96.30	3.00	700	31.0	34	6.6x	Target
Threshold+	96.15	2.75	650	30.5	33	6.7x	Threshold+
Threshold	96.00	2.50	600	30.0	32	6.8x	Threshold
Below Expectations	<96.00	<2.50	<600	<30.0	<32	>6.8x	None

Individual Performance Objectives Metric. At the beginning of 2016, qualitative individual performance objectives were set for all then-serving named executive officers. The Committee set qualitative individual performance objectives for Mr. Oakes and, upon Mr. Oakes’ separation, Mr. August, which objectives carry a one-half weighting as indicated in the 2016 Metric Weightings table below. For Mr. Oakes and Mr. August, the individual performance objectives consisted of:

• Strategic planning and execution	• Leadership
• Board relations	• Management of human resources
• Management of external constituencies	• Management of capital resources

At the end of 2016, the Board subjectively considered Mr. August’s performance. The Board’s consideration yielded an assessment of “target” for Mr. August for annual performance-based incentive purposes (on a performance level scale of “below expectations,” “threshold,” “threshold+,” “target,” “target+,” and “superior” achievement levels).

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Qualitative individual performance objectives for the other named executive officers were established at the beginning of 2016, and the Board evaluated the achievement of those performance objectives at the end of the year for the named executive officers who were serving as of such time on the same scale ranging from “below expectations” to “superior” achievement levels. This evaluation took place as part of our year-end performance appraisal process. The individual performance objectives for the named executive officers were weighted as indicated in the 2016 Metric Weightings table below. The qualitative individual performance objectives for the other named executive officers consisted of the following:

Named Executive Officer	Individual Performance Objectives
Paul W. Freddo	Achieving strong performance in same store NOI and other property operating metrics, execution of the Company’s property redevelopment goals, monetizing non-income producing land through development or sales, and the assistance, coordination and transition of various matters.
Christa A. Vesy	Ensuring the accuracy, transparency and timeliness of the Company’s financial reporting, continued reductions in tenant accounts receivable balances and other operational goals, implementation of automated system applications to improve efficiency, and an expanded leadership role for various organizational, accounting, and financial objectives.
Luke J. Petherbridge	Achieving improvement in the Company’s portfolio, balance sheet, financial covenants and debt maturity schedule, enhanced investor relations efforts, communications with rating agencies with the goal of further Company upgrades, and additional operational leadership responsibilities.

Annual Performance-Based Incentive Compensation Categories and Weightings

The annual financial and operating metrics (OFFO Growth, Same Store EBITDA Growth and the other financial metrics described above) and the individual performance goals were each measured on a scale which includes “below expectations,” “threshold,” “threshold+,” “target,” “target+,” and “superior” achievement levels. With respect to the financial and operating objectives, the individual goals were not assigned specified weightings. Instead, the Committee evaluated the achievement with respect to each of the financial and operating metrics collectively to determine the appropriate overall achievement level for the portion of the award relating to financial and operating metrics.

Based upon the combined scoring of the financial and operating metrics and individual performance goals and subject to the discretionary authority of the Committee to implement the compensation program, annual performance-based incentive compensation was awarded at a level commensurate with overall performance. The overall categories and the applicable weightings for each executive were as follows:

	2016 Metric Weightings
Named Executive Officer	Financial and Operating Metrics (%)	Individual Performance Objectives (%)	Total (%)
Thomas F. August	50	50	100
Paul W. Freddo	50	50	100
Christa A. Vesy	50	50	100
David J. Oakes	50	50	100
Luke J. Petherbridge	50	50	100

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Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s Charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our Chief Executive Officer, who was (1) Mr. Oakes, from January 1, 2016 to July 8, 2016, and (2) Mr. August, from July 8, 2016 through December 31, 2016. For the named executive officers other than the Chief Executive Officer during 2016, Mr. Oakes set the annual performance-based objectives in early 2016 and Mr. August evaluated the performance of the other then-serving named executive officers against such objectives following the conclusion of 2016. Mr. August made recommendations to the Committee based on those outcomes, which recommendations are reviewed and subject to revision and approval by the Committee.

Compensation Consultant

For 2016, the Committee continued its retention of Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley. Among other matters, Gressle & McGinley assisted the Committee in 2016 with:

• Its 2016 year-end performance review of Mr. August and the other then-serving named executive officers;
• Verifying the calculation of the Operating FFO Growth and Same Store EBITDA Growth and the other financial metric targets and related results for 2016;
• Assisted the Committee in reviewing annual performance against business objectives;
• Providing analysis of appropriate peer samples and market data to assist the Committee in evaluating the named executive officers’ compensation arrangements;
• Assisting in the design and development of the 2016 VSEP; and

•      Providing best practice information to, and consulting with, the Company regarding potential risks, if any, that may have a material adverse impact on the Company as a result of the Company’s compensation policies and practices.

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Principal Elements of the 2016 Compensation Program

The following table summarizes the key elements of our named executive officer compensation program for 2016:

Type	Element	Form	Objectives	Characteristics

Fixed	Base Salary	Cash	Competitive annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis and contractual commitments

At Risk / Performance- Based Incentive	Annual Performance- Based Incentive Compensation	Cash and time-based RSUs	Incentivizes executives to achieve individual and Company objectives and aligns executives’ compensation interests with shareholders’ investment interests

Payouts earned based on financial and operating metrics (including OFFO Growth, Same Store EBITDA Growth, and certain other financial goals described above) and individual performance and subject to additional time-based vesting for certain named executive officers

	Long-Term Incentive Compensation	Performance- Based RSUs and Performance Shares

Motivates and rewards executives for achieving relative total shareholder return objectives, helps attract and retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Earned based on total shareholder return achievement relative to a peer group

Same Store EBITDA Growth

		Time-Based RSUs and options	Helps attract and retain executives, and aligns executives’ compensation interests with shareholders’ investment interests by linking the value ultimately realized to the Company’s share price	Generally subject to time-based vesting on a ratable basis

2016 VSEP Awards

Motivates and rewards executives for achieving long-term share-price appreciation and total shareholder return, helps retain executives, and aligns executives’ compensation interests with shareholders’ investment interests

Shares and RSUs earned based on absolute increases in adjusted market capitalization over an established initial base point; RSUs are subject to additional time-based vesting over four years, and subject to accelerated or continued vesting in certain instances

Other	Retirement Benefits	Plan Contributions	Provides benefits that are competitive with industry practices	Standard tax-qualified defined contribution (401(k)) plan that provides a tax efficient vehicle to accumulate retirement savings, subject to limits on compensation under the Internal Revenue Code

Nonqualified cash and equity deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

	Health and Other Welfare Benefits	Benefit Coverage	Provides benefits that are competitive with industry practices	Broad-based employee benefits program, including health, life, disability and other insurance, and customary fringe benefits providing for basic health and welfare needs

	Perquisites	Expense Reimbursement	Encourages executives to build community and business relationships, and helps attract and retain executives	Country club expense reimbursement provided to a limited number of executives, and commuting expenses for Mr. August

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Analysis of 2016 Performance

We believe our operating strategy will generate long-term shareholder value, and during 2016 we continued to make material progress in the successful execution of our business strategy. The following discussion highlights our 2016 accomplishments and the ways in which we are achieving our long-term strategic objectives.

High Quality Portfolio

During 2016, we completed $1.1 billion of real estate transactions and made the following progress with regard to improving the overall quality of the portfolio to contribute to long-term value creation and earnings growth as well as reducing the Company’s risk profile:

• Disposed of 50 assets and land parcels for $833 million at DDR’s share, and repaid $635 million in debt with the net proceeds;
• Placed nearly $200 million of redevelopments into service;
• Company portfolio was comprised of 319 assets with strong tenant credit quality and attractive net operating income growth profiles; and
• Acquired two shopping centers valued at $148 million at DDR’s share.

Strengthened Balance Sheet

In 2016, we continued to further strengthen our balance sheet, improve our credit metrics and reduce financial risk. Our accomplishments included the following:

• Improved our consolidated debt-to-EBITDA ratio to 6.5x from 7.1x at the prior year-end;
• Reduced outstanding consolidated indebtedness by $646 million;
• Maintained a balanced debt maturity profile;
• Preserved significant liquidity with substantially all borrowing capacity available under the Company’s $800 million unsecured revolving credit facilities;
• Maintained debt covenant metrics well above minimum requirements; and
• Paid an annual cash dividend of $0.76 per common share.

Best-in-Class Operating Platform

In 2016, we also achieved the following operational accomplishments and platform improvements:

• Leased approximately 9 million square feet of gross leasable area, which includes 7.2 million square feet of renewals;
• Signed over 1,200 leases and renewals;
• Achieved blended leasing spreads of 9.1% at DDR’s share;
• Increased the annualized base rent per square foot by 4.7% relative to the prior year-end; and
• Dedicated significant resources to further leverage technology related to optimizing our property level capital spending as well as enhancing our tenants’ online experience with the Company.

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2016 Compensation Earned

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. During 2016, each of the named executive officers was paid a base salary amount, which may be adjusted from time to time upon approval of the Committee (but, with respect to named executive officers with employment agreements, may not be decreased below a stated minimum). These base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. Base salaries also are generally increased, including at the time new employment agreements are entered into with the named executive officers, based on market conditions and prior performance.

Mr. August’s 2016 base salary was established upon his assumption of duties as President and CEO of the Company in July 2016 at a level comparable to the base salary of Mr. Oakes, the prior President and CEO. Mr. Freddo’s 2016 base salary remained unchanged from 2015. Ms. Vesy was awarded a base salary increase in October 2016 to align her compensation with a general understanding of market conditions in conjunction with entering into a new employment agreement. Mr. Oakes’ base salary was increased effective as of January 1, 2016 in connection with his employment agreement entered into in May 2016 to align his compensation with a general understanding of market conditions. Mr. Petherbridge’s 2016 base salary was unchanged from 2015.

The following table summarizes our named executive officers’ annualized base salary rates for 2015 and 2016, and the year-over-year percentage change in their base salary rates:

Named Executive Officer	2015 Base Salary Rate ($)	2016 Base Salary Rate Upon Effective Date of Change ($)	Effective Date of Base Salary Change	Change (%)
Thomas F. August	—	750,000	July 8, 2016	N/A
Paul W. Freddo	440,000	440,000	—	—
Christa A. Vesy	300,233	340,000	October 1, 2016	13.2
David J. Oakes	600,000	750,000	January 1, 2016	25.0
Luke J. Petherbridge	375,000	375,000	—	—

Annual Incentive Compensation Metric and Performance Achievement for 2016

The following table summarizes the achievement levels for each of the two annual performance-based incentive compensation categories and the overall performance level based on the metrics or evaluations for each of the named executive officers other than Messrs. Oakes and Petherbridge, who ceased employment prior during 2016 and were not eligible for payouts under the annual performance-based incentive program for 2016.

Named Executive Officer	Financial and Operating Objectives(1)	Individual Performance Objectives(2)	Overall Performance
Thomas F. August	Target+	Target	Target
Paul W. Freddo	Target+	Target+	Target+
Christa A. Vesy	Target+	Target+	Target+

(1)	The achievement level was based on the Board’s assessment of the Company’s combined financial and operating performance as measured by Operating FFO Growth, year-over-year Same Store EBITDA Growth, and other financial performance metrics, as further described above, for 2016.

(2)	The achievement level was based on the Committee’s subjective, non-weighted and non-formulaic assessment of each named executive officer’s achievement of his or her qualitative individual performance objectives established for 2016.

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The performance evaluation of “target+” for the financial and operating objectives was determined by the Committee based on the actual results of the Company as set forth in the following table:

Financial Operating Metric	Actual Operating Result	Performance Level	Award Level
Operating FFO	$1.28/share	Superior	Maximum
Same Store EBITDA	2.58%	Target+	Target+
Leased Rate	95%	Below Expectations	None
Same Store NOI	2.98%	Threshold+	Threshold+
Dispositions	$833 million	Superior	Maximum
Fee Income	$36 million	Superior	Maximum
Interest Income	$37 million	Superior	Maximum
Debt/EBITDA (consolidated)	6.5x	Target+	Target+
Overall Committee Assessment	—	Target +	Target+

Calculation of Annual Performance-Based Incentive Compensation

Based on the overall performance of the Company and the named executive officers as set forth above, payment of annual performance-based incentive compensation was delivered to Mr. August in the form of cash and to Mr. Freddo and Ms. Vesy in the form of cash and equity awards. For Mr. Freddo, fifty percent of his annual performance-based incentive compensation was paid in cash (see “Cash Performance-Based Incentive Compensation” below) and fifty percent was paid in the form of equity awards (see “Equity Performance-Based Incentive Compensation” below). For Ms. Vesy, payment of annual performance-based incentive compensation was allocated between cash and equity awards based on the percentage incentive opportunities set forth in the tables in the following sections.

Cash Performance-Based Incentive Compensation

Below is a summary of the annual cash performance-based incentive compensation opportunities that were available to each named executive officer for 2016, which opportunities were established consistent with the opportunities made available to the named executive officers in 2015 and, for Mr. August, pursuant to his initial compensation arrangement set forth in his employment agreement dated December 1, 2016. This table also sets forth the actual cash incentive amounts earned for 2016. Pursuant to his employment agreement, Mr. August was entitled to a minimum payout of $484,932 as negotiated with Mr. August when he commenced employment as our President and CEO in July 2016.

	Annual Cash Performance-Based Incentive Opportunity (% of Base Salary)			Annual Cash Performance-Based Incentive Opportunity ($)			Cash Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Thomas F. August(1)	66.7	133.3	200	500,250	999,750	1,500,000	484,932
Paul W. Freddo	50	100	150	220,000	440,000	660,000	550,000
Christa A. Vesy	20	40	80	68,000	136,000	272,000	204,000
David J. Oakes(2)	50	100	200	375,000	750,000	1,500,000	—
Luke J. Petherbridge(2)	50	100	150	187,500	375,000	562,500	—

(1)	Although Mr. August’s overall performance achievement was at the “target” level, his annual cash incentive payout was pro-rated based on his service with the Company as CEO during 2016 pursuant to the terms of his employment agreement.

(2)	Because Messrs. Oakes and Petherbridge separated from the Company during 2016, neither was entitled to any annual cash incentive payout.

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Equity Performance-Based Incentive Compensation

Below is a summary of the annual equity performance-based incentive compensation opportunities that were available to each named executive officer for 2016, which opportunities were established consistent with the opportunities made available to the named executive officers in 2015 or, for Mr. August, pursuant to his initial compensation arrangement memorialized in his employment agreement dated December 1, 2016. The table below also summarizes the actual equity incentive compensation paid to each of the named executive officers:

	Annual Equity Performance-Based Award Incentive Opportunity (%)(1)			Annual Equity Performance-Based Award Incentive Opportunity ($)			Equity Award Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Thomas F. August(2)	—	—	—	—	—	—	—
Paul W. Freddo	50	100	150	220,000	440,000	660,000	550,043
Christa A. Vesy(3)	12.5	25	50	51,000	119,000	306,000	204,026
David J. Oakes(4)	—	—	—	—	—	—	—
Luke J. Petherbridge(5)	50	100	150	187,500	375,000	562,500	—

(1)	This percentage is multiplied by the base salary for Messrs. Petherbridge and Freddo and multiplied by the base salary and annual cash performance-based incentive compensation for Ms. Vesy.

(2)	Mr. August received time-based and performance-based equity incentive awards under his employment agreement. See “Other Equity Awards and Compensation” below.

(3)	In addition to this annual award opportunity, Ms. Vesy received a special one-time, time-based RSU award in connection with the execution of her new employment agreement during 2016. See “Other Equity Awards and Compensation” below.

(4)	Mr. Oakes received time-based and performance-based equity incentive awards under his employment agreement. See “Other Equity Awards and Compensation.” In connection with Mr. Oakes’ departure from the Company in July 2016, Mr. Oakes’ equity awards were forfeited.

(5)	Because Mr. Petherbridge departed from the Company during 2016, he was not entitled to any annual equity incentive payout.

The annual equity performance-based incentive compensation, which was awarded in early 2017 based on our view of 2016 performance as described above, was paid in the form of RSUs. The number of RSUs was calculated based on the value of our common shares as of the grant date. The RSU award generally vests in three equal annual installments on the first three anniversaries of the grant date. Accordingly, on February 22, 2017, Mr. Freddo and Ms. Vesy were granted 38,118 and 14,139 RSUs, respectively, based on our view of 2016 performance.

We believe that time-based vesting RSUs generally provide significant retention incentives for our executive officers as they directly align the compensation interests of our executive officers with the investment interests of our shareholders. The holder of RSUs has no voting rights but has the right to receive dividend equivalents in common shares upon vesting.

2016 Value Sharing Equity Program

In February 2016, the Company adopted the 2016 VSEP that commenced on February 9, 2016 as a new performance-based, long-term equity incentive program. Although the share price on February 9, 2016 was $16.24, the 2016 VSEP has a starting share price of $17.41 per share, which represents the price at which the last award had been earned under the prior 2013 VSEP program. As a result, this means that, in general, no award is earned under the 2016 VSEP until the Company’s share price exceeds $17.41, and the 2016 VSEP is also subject to a share price cap of $25.35 per share. The 2016 VSEP is expected to operate from February 9, 2016 through December 31, 2018.

Under the 2016 VSEP, performance award opportunities were granted to certain officers, including Messrs. Oakes and Petherbridge and Ms. Vesy among the named executive officers, in February 2016. Awards under the 2016 VSEP, if earned, may result in the granting of common shares and time-vested RSUs to participants after specified measurement dates based on an overall performance period beginning on February 9, 2016 and ending on December 31, 2018 (Measurement Term).

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The 2016 VSEP was designed to allow the Company to reward participants for contributing to its financial performance and allow such participants to share in “Value Created” (as defined below), based upon increases in DDR’s adjusted market capitalization over its initial market capitalization, using a starting share price of $17.41 per share (Starting Share Price), over pre-established periods of time. Under the 2016 VSEP, participants were granted performance-based award opportunities which, if earned, are settled 20% in Company common shares and 80% in RSUs that are generally subject to time-based vesting requirements for a period of four years. As a result, in general, the total compensation available to participants under the 2016 VSEP, if any, will be fully earned only after approximately seven years (the full Measurement Term and the final four-year time-based vesting period for RSUs).

Pursuant to the award terms, on five specified measurement dates (the first date occurring on February 23, 2017, with subsequent measurement dates occurring on June 30, 2017, December 31, 2017, June 30, 2018 and December 31, 2018), the Company will measure the “Value Created” during the period between the start of the 2016 VSEP and the applicable measurement date. Value Created is measured for each period for the performance awards as the increase in DDR’s market capitalization on the applicable measurement date (in other words, the product of DDR’s five-day trailing average share price as of each measurement date — price-only appreciation, not total shareholder return — and the number of shares outstanding as of the measurement date), as adjusted for equity issuances and/or equity repurchases, over DDR’s initial market capitalization at the start of the 2016 VSEP utilizing the Starting Share Price. The ending share price used for purposes of determining Value Created for the performance awards during any measurement period is capped at $25.35 per share (Maximum Ending Share Price). Because DDR’s initial market capitalization is based on the Starting Share Price, there are no performance awards earned until DDR’s share price exceeds $17.41.

Each participant has been assigned a “percentage share” of the Value Created for the performance awards, and the aggregate percentage share for all participants for the performance awards is 1.4910% to the extent the ending share price for the applicable measurement period is $19.58 or lower and 1.6089% to the extent the ending share price for the applicable measurement period is above $19.58. The percentage shares for the performance awards for the participating named executive officers were established at the following levels:

Named Executive Officer(1)	Ending Share Price $19.58 or Lower	Ending Share Price Above $19.58
David J. Oakes	0.1180%	0.2359%
Luke J. Petherbridge	0.1180%
Christa A. Vesy	0.0600%

(1)	Messrs. August and Freddo were not participants in the 2016 VSEP.

Mr. Oakes’ percentage share was designed to be bifurcated to provide an additional incremental benefit in the event that the ending share price for a measurement period under the 2016 VSEP exceeded the maximum ending share price of $19.58 under the 2013 VSEP, in order to provide an additional incentive to Mr. Oakes to drive shareholder returns. Because Messrs. Oakes and Petherbridge separated from the Company prior to the end of the first measurement period, they are not entitled to earn any award payouts under the 2016 VSEP. After the first measurement date, each participant was eligible to earn “performance award shares” (settled as discussed below) with an aggregate value equal to two-sixths of the participant’s percentage share of the Value Created for this award. After each of the next three measurement dates, each participant may earn performance award shares with an aggregate value equal to three-sixths, then four-sixths and then five-sixths, respectively, of the participant’s percentage share of the Value Created for this award. After the final measurement date (or, if earlier, upon a change in control, as defined in the 2016 VSEP), each participant may earn performance award shares with an aggregate value equal to the participant’s percentage share of the Value Created. In addition, for each measurement date, the number of performance award shares earned by a participant will be reduced by the number of performance award shares previously earned by the participant for prior measurement periods.

Unless otherwise determined by the Company, the shares subject to the awards earned under the 2016 VSEP will generally be subject to additional service-based restrictions that are expected to vest in 20% annual increments

DDR Corp.   ï  2017 Proxy Statement    33

on (or within 60 days after) the applicable measurement date and on each of the first four anniversaries of the applicable measurement date. After becoming vested, RSUs will be paid in the form of one common share for each such vested RSU.

There was no Value Created for the first measurement date, and therefore, no shares were issued pursuant to the 2016 VSEP with respect to the first measurement period.

The following chart shows the measurement dates and vesting period for absolute performance awards during the term of the 2016 VSEP:

(1)	Payouts, if earned, vest in 20% increments on the initial settlement date and each of the four anniversaries following the initial settlement date.

Other Equity Awards and Compensation

As further described below, we entered into new employment agreements with Messrs. Oakes and August and Ms. Vesy during 2016. Pursuant to these employment agreements, Mr. Oakes served as President and CEO from January 1, 2016 until his separation with the Company on July 8, 2016, Mr. August served as President and CEO from July 8, 2016 through the end of 2016, and Ms. Vesy served as the Company’s Chief Accounting Officer and Interim Chief Financial Officer through the end of 2016. On March 2, 2017, Mr. August separated from the Company upon the hiring of Mr. Lukes as President and CEO. As set forth in the employment agreements for Messrs. August and Oakes and Ms. Vesy, respectively, each of Messrs. August and Oakes and Ms. Vesy was granted equity awards as follows:

Mr. August. Pursuant to Mr. August’s employment agreement with the Company dated December 1, 2016, he was granted the following awards during 2016:

•

a one-time award of 107,100 service-based RSUs, of which 14,875 vested after completion of the grant date, and the remainder were scheduled to vest in 31 substantially equal monthly installments through July 1, 2019, generally subject to continued employment through each vesting date. Upon Mr. August’s termination of employment on March 2, 2017, the unvested balance of these RSUs vested; and

•

a “target” grant of 198,808 performance-based RSUs, the payout of which would vary based on the Company’s relative total shareholder return performance for a performance period beginning on July 8, 2016 and ending on July 7, 2019 as compared to a peer group of the following 14 companies: Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust, Inc., Equity One, Inc., Federal Realty Investment Trust, Inland Real Estate Corporation, Kimco Realty Corporation, Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Saul Centers, Inc., Urstadt Biddle Properties Inc., and Weingarten Realty Investors. The number of performance-based RSUs was subject to reduction by 1/3 in the event that the Company’s total shareholder return for the performance period was negative.

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Based on the percentile rank of the Company as compared to the peer companies, from 0% to 200% of the performance-based RSUs could have been earned, as shown below (with straight-line interpolation between levels):

Performance Level	Relative TSR	Percentage Earned
Below Threshold	Below 40th percentile	0%
Threshold	40th percentile	50%
Target	60th percentile	100%
Maximum	80th percentile or above	200%

As a result of Mr. August’s termination of employment on March 2, 2017, he was not entitled to any payout for these performance-based RSUs.

Mr. Oakes. In connection with entering into his employment agreement on May 20, 2016, Mr. Oakes was entitled to the following awards:

•

18,846 service-based RSUs, which RSUs were scheduled to vest in substantially equal 1/3 increments on each of May 20, 2017, May 20, 2018, and May 20, 2019, generally subject to continued employment through each such date;

•

50,088 service-based options with an exercise price of $16.98 per share, which options were scheduled to vest in substantially equal 1/3 increments on December 31, 2017, December 31, 2018, and December 31, 2019;

•

a target number of 14,723 performance shares, the payout of which was to vary based on the Company’s relative total share return performance for a performance period beginning on January 1, 2016 and ending on December 31, 2016 as compared to the following 11 peer companies: Acadia Realty Trust, Brixmor Property Group Inc., Equity One, Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Urban Edge Properties, and Weingarten Realty Investors.

Based on the percentile rank of the Company as compared to the peer companies, from 0% to 200% of the performance shares could have been earned, as shown below (with straight-line interpolation between levels):

Performance Level	Relative TSR	Percentage Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile or above	200%

•

a target number of 22,085 performance-based restricted stock units, the payout of which was to vary based on the same factors applicable to the performance shares award described above, except that the award was subject to a performance period beginning on January 1, 2016 and ending on December 31, 2017; and

•

A target number of 29,446 performance-based restricted stock units, the payout of which was to vary based on the same factors applicable to the performance shares described above, except that the award was subject to a performance period beginning on January 1, 2016 and ending on December 31, 2018.

Upon Mr. Oakes’ termination of employment on July 8, 2016, he forfeited all of these equity awards for no consideration.

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Ms. Vesy. In connection with entering into her employment agreement on December 1, 2016, Ms. Vesy was granted (a) an award of 9,051 service-based RSUs, which RSUs are scheduled to vest in substantially equal 1/3 increments on each of December 1, 2017, December 1, 2018, and December 1, 2019, and (b) a one-time cash award opportunity which will, in general, vest on January 1, 2018, in an amount equal in value to Ms. Vesy’s “target” annual cash incentive award as in effect on March 1, 2017, in each instance generally subject to continued employment through each such date.

More information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

2016 Special Bonus Compensation

In February 2017, Mr. Freddo was awarded a one-time, special cash bonus of $185,000 in recognition of his assistance, coordination and transition of various matters during 2016. This amount was subjectively determined by the Committee based on its evaluation of his 2016 performance, consistent with prior years’ evaluations. In February 2017, Ms. Vesy also was awarded a one-time, special cash bonus of $100,000 in recognition of her service as Interim Chief Financial Officer during 2016. This amount was subjectively determined by the Committee based on its evaluation of her 2016 performance, consistent with prior years’ evaluations.

Separation Payments and Benefits

As discussed above, effective as of March 2, 2017, Mr. August ceased serving as President and CEO of the Company. In connection with his separation from the Company, Mr. August is generally entitled to receive only those payments and benefits to which he is contractually entitled upon his departure “without cause” under the terms of his employment agreement with the Company, which consist of (in addition to certain accrued compensation and benefits): (1) a lump sum amount equal in value to his annual incentive that would have been earned for the 2017 calendar year based on actual, full-year performance, but pro-rated based on service during 2017; (2) a lump sum amount equal to two times the sum of (a) his base salary plus (b) an amount equal to his target 2017 annual incentive; and (3) a lump sum amount equal to the product of six multiplied by the sum of (a) the monthly COBRA premium for health, dental and vision benefits (if COBRA coverage is timely elected), plus (b) the employer portion of the monthly premium for other Company provided insurance in effect for Mr. August as of the date of his separation. These payments and benefits are in addition to the treatment of his outstanding equity awards as described above.

In connection with their departures from the Company effective in July 2016 and May 2016, respectively, Messrs. Oakes and Petherbridge received only their accrued compensation and benefits.

Other Benefits and Information

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2016. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2016, while employed by the Company, Messrs. Oakes and Petherbridge were entitled to the payment by us of their annual regular membership fees, assessments, and dues for a local country club. In addition, while employed by the Company, each of Messrs. Oakes, Freddo, Petherbridge and August and Ms. Vesy were eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees. Messrs. Oakes and Petherbridge ceased being eligible for the foregoing benefits upon their separation from the Company in July 2016 and May 2016, respectively.

Pursuant to his employment agreement, Mr. August was entitled to a commuting allowance at a rate of not less than $96,000 per year to assist with the costs associated with Mr. August commuting between his residence and our headquarters, in lieu of any relocation or other similar benefit. He also was entitled to reimbursements equal to $25,000 for costs associated with negotiating his employment agreement during 2016.

36    DDR Corp.  ï  2017 Proxy Statement

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we, during 2016, made semi-monthly matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed the sum of 3% of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, executive officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any executive who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the executive’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Oakes and Freddo and Ms. Vesy elected to defer a portion of their 2016 total annual cash compensation pursuant to the Elective Deferred Compensation Plan. For information on the value of annual cash compensation deferred by the named executive officers in 2016, please refer to the 2016 Summary Compensation Table and the 2016 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares or RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. Mr. August elected to defer his 2016 service-based RSUs pursuant to the Equity Deferred Compensation Plan.

Employment Agreements. During 2016, the Company entered into new employment agreements with certain of the named executive officers. In particular, the Company and Mr. Oakes entered into a new employment agreement in May 2016. Upon Mr. Oakes’ separation from the Company in July 2016, the Company entered into an employment agreement with Mr. August, effective July 8, 2016, in December 2016 for a term of three years. On March 2, 2017, the Company terminated Mr. August’s employment “without cause” and entered into an employment agreement with Mr. Lukes which became effective March 2, 2017. In addition, Ms. Vesy entered into a new employment agreement with the Company on December 1, 2016 for a term extending through the end of 2017. Pursuant to Ms. Vesy’s employment agreement, she was to serve as Chief Accounting Officer and Interim Chief Financial Officer of the Company. On March 2, 2017, Ms. Vesy no longer served as Interim Chief Financial Officer upon the entering into an employment agreement with Mr. Ostrower pursuant to which Mr. Ostrower will serve as Chief Financial Officer. More information concerning the terms of the employment agreements in effect during 2016 and the amounts payable pursuant to the employment agreements in effect during 2016 is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the current Chief Executive Officer, the multiple is five times his annual base salary and for all other continuing named executive officers, the multiple is three times his/her

DDR Corp.   ï  2017 Proxy Statement    37

annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied initially (1) by no later than the fifth anniversary of the first March 15th following the latest to occur of (a) the date such officer becomes a named executive officer, (b) the date such officer receives his or her first grant of common shares or common share equivalents, and (c) March 15, 2016 (we refer to the latest of these three dates as the Commencement Date), and then (2) on each anniversary of March 15th thereafter. To that end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to own 20% of the requisite value of common shares and common share equivalents on the first March 15th following the Commencement Date, and an additional 20% on the anniversary of such date until the fifth anniversary when such requirement must be satisfied. Unvested restricted shares, RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. As of February 28, 2017, Messrs. August and Freddo and Ms. Vesy were in compliance with the stock ownership guidelines, and all other named executive officers were in compliance with the stock ownership guidelines during the periods they were employed by the Company during 2016.

Hedging and Pledging Policy

Our Board adopted a policy prohibiting our Directors and executive officers from (1) engaging in certain hedging transactions involving the Company’s stock, and (2) pledging Company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all continuing named executive officers and Directors and are in compliance with the Company’s policy.

Tax and Accounting Implications

The Company made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, provided under Section 162(m) of the Internal Revenue Code of 1986, as amended, was generally not material to the design and structure of our named executive officer compensation program for 2016.

Compensation-Related Risk Analysis

The senior management team, specifically through the Company’s internal management compensation committee, regularly reviews the risks related to our compensation policies and practices across the Company. This committee, chaired by Mr. Oakes from January 1, 2016 to July 8, 2016, and by Mr. August for the remainder of 2016, is regularly provided with information that enables the committee to review and discuss our policies and practices as they relate to Company-wide compensation programs and the identification of any risks that are likely to have a material adverse impact on the Company. The management compensation committee also reviews the specific performance measures relating to any of the Company’s annual performance-based incentive metrics and our long-term incentive programs to assess any potential risks. In the process of conducting this internal review, the management compensation committee also considers best practice information from our peer companies, as provided by our compensation and benefits department or, if necessary, by Gressle & McGinley.

The Executive Compensation Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting these reviews, including most recently in early 2017, both the Committee and management compensation committee have determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

38    DDR Corp.  ï  2017 Proxy Statement

7. Executive Compensation Tables and Related Disclosure

2016 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(6)	Total ($)
Thomas F. August(7)(8)	2016	375,582	484,932	3,214,220	—	—	57,562	4,132,296
Former Chief Executive Officer and President	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—
Paul W. Freddo(8)	2016	440,000	185,000	267,802	66,941	550,000	28,661	1,538,404
Former Senior Executive Vice President of Leasing and Development	2015	440,000	—	387,800	129,251	334,694	33,211	1,324,956
	2014	440,000	—	365,503	121,828	517,000	32,282	1,476,613
Christa A. Vesy(8)	2016	310,175	100,000	449,815	23,610	204,000	15,823	1,103,423
Executive Vice President, and Chief Accounting Officer and Former Interim Chief Financial Officer	2015	298,541	—	115,945	38,644	131,382	10,676	595,188
	2014	288,400	—	155,303	51,749	159,444	10,453	665,349
David J. Oakes(8)	2016	435,095	—	2,649,426	215,285	—	17,503	3,317,309
Former Chief Executive Officer and President	2015	591,875	—	1,159,568	219,850	676,400	47,714	2,695,407
	2014	525,000	—	633,007	210,991	879,375	44,165	2,292,538
Luke J. Petherbridge(8)	2016	140,625	—	708,528	69,555	—	11,819	930,527
Former Chief Financial Officer and Treasurer	2015	362,503	—	498,694	39,965	347,750	21,773	1,270,685
	2014	—	—	—	—	—	—	—

(1)	The amounts reported in columns (c) and (g) for 2016 include amounts deferred into our 401(k) plan (a qualified plan) and our Elective Deferred Compensation Plan (a nonqualified plan) by Messrs. Freddo, Oakes and Petherbridge and Ms. Vesy for the year ended December 31, 2016 as follows: Mr. Freddo, $60,000; Mr. Oakes, $68,000; Mr. Petherbridge, $18,000; and Ms. Vesy, $33,000. Under our Elective Deferred Compensation Plan, deferred amounts are payable to the named executive officer at a date and in a form specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan. For Mr. August, the amount in column (c) includes $17,889 in cash fees paid for service as a member of our Board prior to his appointment as Chief Executive Officer and President. If such director compensation had been included in the “2016 Director Compensation” table in the section above entitled “Compensation of Directors,” it would have been reported in the column labeled “Fees Earned or Paid in Cash.”

(2)	The amount reported in column (d) for Mr. August reflects the minimum payout under his annual cash performance-based incentive compensation opportunity for 2016 pursuant to his employment agreement. The amount in column (d) for Mr. Freddo reflects a one-time, special cash bonus paid to him in February 2017 in recognition of his assistance, coordination and transition of various matters during 2016. The amount in column (d) for Ms. Vesy reflects a one-time, special cash bonus paid to her in February 2017 in recognition of her service as Interim Chief Financial Officer during 2016.

(3)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2016 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported in this column for 2016 are as follows:

•

for Mr. August includes the grant date fair value of time-and performance-based RSUs granted in accordance with his employment agreement in 2016. The amounts reported in this column with respect to performance-based RSUs reflect the probable outcome of the applicable performance conditions. Assuming achievement of maximum performance, the maximum opportunity as of the grant date of such award would be $6,000,025. This column also reflects stock awards granted for his service as a Director prior to his appointment as Chief Executive Officer and President ($140,480). If such director compensation had been included in the “2016 Director Compensation” table in the section above entitled “Compensation of Directors,” it would have been reported in the column labeled “Stock Awards.” Mr. August’s director stock awards were deferred under our Directors’ Deferred Compensation Plan.

DDR Corp.   ï  2017 Proxy Statement    39

•	for Mr. Freddo includes the grant date fair value of an annual performance-based equity incentive award granted in 2016 for the 2015 service period in the form of RSUs.

•

for Ms. Vesy includes the grant date fair value of an annual performance-based equity incentive award granted in 2016 for the 2015 service period in the form of RSUs, the grant date fair value of time-based RSUs granted in accordance with her employment agreement in 2016, and the grant date fair value of the 2016 VSEP award.

•

for Mr. Oakes includes the grant date fair value of an annual performance-based equity incentive award granted in 2016 for the 2015 service period in the form of RSUs, the grant date fair value of time-based RSUs, performance shares and performance-based RSUs granted in accordance with his employment agreement in 2016, and the grant date fair value of the 2016 VSEP award. The amounts reported in this column for performance shares and performance-based RSUs reflect the probable outcome of the applicable performance conditions. Assuming achievement of maximum performance, the maximum opportunity as of the grant date of such awards would be $2,249,986. Mr. Oakes forfeited any payout of the 2016 VSEP Award, any time-based awards, and performance shares upon separation.

•

for Mr. Petherbridge includes the grant date fair value of an annual performance-based equity incentive award granted in 2016 for the 2015 service period in the form of RSUs, and the grant date fair value of the 2016 VSEP award. Mr. Petherbridge forfeited any payout of the 2016 VSEP Award and any time-based awards upon his separation from the Company.

With respect to the 2016 VSEP, where achievement under the 2016 VSEP is based on a market condition (e.g., adjusted increase in market capitalization), there is no change to reporting of the grant date fair value of the 2016 VSEP awards disclosed for 2016 as a result of changes in performance achievement levels based on future market conditions. The following are the maximum amounts that could be earned under the 2016 VSEP awards: Ms. Vesy, $1,742,244; Mr. Oakes, $5,914,277; and Mr. Petherbridge, $3,426,412. For further information about the 2016 VSEP awards, see “Compensation Discussion and Analysis,” under the caption “2016 Value Sharing Equity Program.”

Annual performance-based stock incentive compensation awards related to performance in service year 2016 are granted in 2017 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2016.” For information about the awards earned for 2016, see “Compensation Discussion and Analysis — 2016 Compensation Earned.”

(4)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years. Assumptions used in the calculation of these amounts for 2016 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported in this column include the grant date fair value of the respective annual performance-based option awards granted in 2016 for the 2015 service period.

(5)	The amounts reported in column (g) for 2016 reflect cash amounts earned by such executives (for Mr. August, the amount earned did not exceed the minimum payout level pursuant to his employment agreement as reported in column (d)) as annual cash performance-based incentive compensation for 2016. For more information about the awards reported in this column for 2016, see “Compensation Discussion and Analysis — 2016 Compensation Earned” above.

(6)	The amounts shown in column (h) for the named executive officers for 2016 include:

•	for Mr. August, commuting allowance and reimbursement of commuting expenses of $32,229 and reimbursement of costs for negotiating his employment agreement of $25,000;

•	for Mr. Freddo, matching contributions to the deferred compensation plan and 401(k) plan of $23,241 and disability insurance premiums;

•	for Ms. Vesy, matching contributions to the deferred compensation plan and 401(k) plan of $12,948 and disability insurance premiums;

•	for Mr. Oakes, matching contributions to the 401(k) plan, disability insurance premiums and country club expenses; and

•	for Mr. Petherbridge, matching contributions to the 401(k) plan, disability insurance premiums and country club expenses.

None of the amounts reported for the named executive officers for 2016 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

(7)	Prior to his appointment as Chief Executive Officer and President on July 8, 2016, Mr. August received compensation for his service as a member of our Board. He ceased receiving compensation for his service as a director on his appointment as Chief Executive Officer and President. For more information regarding the compensation paid to our Directors, see the section above entitled “Compensation of Directors.”

(8)	Mr. August was named President and CEO as of July 8, 2016 and remained in such positions until his separation from the Company on March 2, 2017. As of the close of business on December 31, 2016, Mr. Freddo ceased to be an executive officer of the Company but remained an employee of the Company until his separation in March 2017. Ms. Vesy served as Interim Chief Financial Officer of the Company from July 8, 2016 through March 2, 2017. Mr. Oakes ceased employment with the Company on July 8, 2016. Mr. Oakes served as principal financial officer of the Company from May 6, 2016 through July 8, 2016. Mr. Petherbridge ceased employment with the Company on May 6, 2016.

40    DDR Corp.  ï  2017 Proxy Statement

2016 Grants of Plan-Based Awards Table

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#/$)	Target (#/$)	Maximum (#/$)
Thomas F. August	—	—	484,932	999,750	1,500,000	—	—	—		—	—	—	—
	5/15/16	—	—	—	—	—	—	—		8,000	—	—	140,480
	12/01/16	11/29/16	—	—	—	—	—	—		107,100	—	—	1,616,139
	12/01/16	11/29/16	—	—	—	99,404	198,808	397,616		—	—	—	1,457,601
Paul W. Freddo	—	—	—	440,000	660,000	—	—	—		—	—	—	—
	2/23/16	1/29/16	—	—	—	—	—	—		16,260	—	—	267,802
	2/23/16	1/29/16	—	—	—	—	—	—		—	41,568	$16.47	66,941
Christa A. Vesy	—	—	—	136,000	272,000	—	—	—		—	—	—	—
	2/09/16	2/8/16	—	—	—	—	—	1,742,244	(3)	—	—	—	218,780
	2/23/16	1/29/16	—	—	—	—	—	—		5,735	—	—	94,455
	2/23/16	1/29/16	—	—	—	—	—	—		—	14,661	$16.47	23,610
	12/01/16	11/29/16	—	—	—	—	—	—		9,051	—	—	136,580
David J. Oakes	—	—	—	750,000	1,500,000	—	—	—		—	—	—	—
	2/09/16	2/8/16	—	—	—	—	—	5,914,277	(3)	—	—	—	647,632
	3/03/16	1/29/16	—	—	—	—	—	—		31,135	—	—	541,126
	3/03/16	1/29/16	—	—	—	—	—	—		—	82,095	$17.38	135,284
	5/20/16	5/18/16	—	—	—	—	—	—		18,846	—	—	320,005
	5/20/16	5/18/16	—	—	—	—	—	—		—	50,088	$16.98	80,001
	5/20/16	5/18/16	—	—	—	7,362	14,723	29,446		—	—	—	213,066
	5/20/16	5/18/16	—	—	—	11,043	22,085	44,170		—	—	—	384,467
	5/20/16	5/18/16	—	—	—	14,723	29,446	58,892		—	—	—	543,130
Luke J. Petherbridge	—	—	—	375,000	562,500	—	—	—		—	—	—	—
	2/09/16	2/8/16	—	—	—	—	—	3,426,412	(3)	—	—	—	430,267
	2/23/16	1/29/16	—	—	—	—	—	—		16,895	—	—	278,261
	2/23/16	1/29/16	—	—	—	—	—	—		—	43,191	$16.47	69,555

(1)	Amounts for the named executive officers reflect the annual cash performance-based incentive compensation opportunities established for 2016 consistent with the opportunities made available to the named executive officers in 2015 or, for Mr. August, pursuant to his initial compensation arrangement memorialized in his employment agreement dated December 1, 2016, at the “Target” and “Maximum” levels. The “Threshold” column shows dashes because the ultimate value of the annual cash performance-based incentive payouts could be reduced to zero (or, for Mr. August, could not be reduced to less than the minimum 2016 annual incentive payout provided for under his employment agreement). The amounts actually earned by the named executive officers other than Mr. August for 2016 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2016 Summary Compensation Table above, and the amount paid to Mr. August pursuant to the terms of his employment agreement is included in the “Bonus” column (column (d)) of the 2016 Summary Compensation Table above. See “Compensation Discussion and Analysis — 2016 Compensation Earned” and “— Cash Performance-Based Incentive Compensation” above for additional information about the annual cash performance-based incentive compensation awards.

(2)	Amounts in this column with grant dates other than February 9, 2016, represent performance-based RSU awards or performance shares granted to Messrs. August and Oakes in connection with entering into employment agreements with the Company in 2016. Mr. Oakes forfeited any payout of these awards upon separation. As a result of Mr. August’s termination of employment on March 2, 2017, he was not entitled to any payout for his performance-based RSUs. See “Other Equity Awards and Compensation” in the “Compensation Discussion and Analysis” section above for additional information.

DDR Corp.   ï  2017 Proxy Statement    41

(3)	Represents the maximum award opportunity, with a grant date of February 9, 2016, under the 2016 VSEP. As described above in “Compensation Discussion and Analysis,” achievement under the 2016 VSEP is based on a market condition (e.g., adjusted increase in market capitalization), and we are unable to determine in advance any threshold or target payout amounts for these awards. Messrs. Oakes and Petherbridge forfeited any payout of these awards upon separation. See “2016 Value Sharing Equity Program” in the “Compensation Discussion and Analysis” section above for additional information about the 2016 VSEP.

(4)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of RSUs issued in February and March 2016 related to the 2015 performance period for Messrs. Freddo, Oakes, and Petherbridge and Ms. Vesy. In addition, amounts for Messrs. August and Oakes and Ms. Vesy reflect RSU awards granted in connection with their employment agreements in 2016. For information about such additional equity awards granted in 2016, see “Compensation Discussion and Analysis — 2016 Compensation Earned” above. For Mr. August, the amount in this column with a grant date of May 15, 2016 represents shares earned for his service on the Board prior to his appointment as President and Chief Executive Officer.

(5)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of stock options issued in February or March 2016 related to the 2015 performance period. In addition, the amount disclosed in this column for Mr. Oakes with a May 20, 2016 grant date represents an award of options granted in connection with his employment agreement. For information about this additional option award for 2016, see “Compensation Discussion and Analysis — 2016 Compensation Earned” above.

(6)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

Grants made in 2016 are described more fully in “Compensation Discussion and Analysis” and in “Employment Agreements” sections of this Proxy Statement. More information concerning the terms of the employment agreements, if applicable, and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” of this Proxy Statement.

42    DDR Corp.  ï  2017 Proxy Statement

Outstanding Equity Awards at 2016 Fiscal Year-End Table(1)

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
Thomas F. August	12/1/2016	—	—	—	—	92,225	1,408,276	—	—
	12/1/2016	—	—	—	—	—	—	99,404	1,517,899
Paul W. Freddo	10/1/2008	25,000	—	30.80	10/1/2018	—	—	—	—
	2/22/2010	14,529	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	14,286	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	7,538	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	29,316	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	32,380	16,190	16.61	2/22/2024	—	—	—	—
	2/22/2015	17,700	35,400	19.26	2/22/2025	—	—	—	—
	2/23/2016	—	41,568	16.47	2/23/2026	—	—	—	—
	various	—	—	—	—	51,573	787,520	—	—
Christa A. Vesy	1/3/2007	15,000	—	63.25	1/3/2017	—	—	—	—
	2/21/2008	3,336	—	37.69	2/21/2018	—	—	—	—
	2/22/2010	4,941	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	3,045	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	4,482	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	6,102	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	13,754	6,877	16.61	2/22/2024	—	—	—	—
	2/22/2015	5,292	10,584	19.26	2/22/2025	—	—	—	—
	2/9/2016	—	—	—	—	—	—	(6)	(6)
	2/23/2016	—	14,661	16.47	2/23/2026	—	—	—	—
	various	—	—	—	—	28,249	431,362	—	—
David J. Oakes	—	—	—	—	—	—	—	—	—
Luke J. Petherbridge	—	—	—	—	—	—	—	—	—

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2016 Fiscal Year-End Table is provided as of December 31, 2016.

(2)	Unexercisable stock options generally vest in three equal annual installments beginning one year after the grant date.

(3)	The figures in this column with respect to the following named executive officers reflect restricted share units or restricted shares that generally vest as follows:

Mr. August (#)	Mr. Freddo (#)	Ms. Vesy (#)	Award Type	Vesting Dates
—	5,426	1,130	RSA	February 22, 2017
—	8,802	3,740	RSA	February 22, 2017 and 2018
—	6,132	3,066	RSA	June 30, 2017 and 2018
—	6,124	3,062	RSA	December 31, 2017 and 2018
—	12,081	3,612	RSA	February 22, 2017, 2018 and 2019
—	13,008	4,588	RSU	February 23, 2017, 2018, 2019 and 2020
—	—	9,051	RSU	December 1, 2017, 2018 and 2019
92,225	—	—	RSU	Monthly beginning January 1, 2017 through July 1, 2019
92,225	51,573	28,249		Total

The 92,225 unvested RSUs held by Mr. August vested in full upon his separation from the Company on March 2, 2017.

(4)	These amounts were calculated based upon the closing price of our common shares on December 30, 2016 (the last trading day of 2016) of $15.27.

(5)	Represents the “threshold” number of shares that could be earned under outstanding performance-based RSUs for the performance period beginning on July 8, 2016 and ending on July 7, 2019. As a result of Mr. August’s departure on March 2, 2017, he was not entitled to any payout under this award. This award is described more fully in “Compensation Discussion and Analysis” under the caption “Other Equity Awards and Compensation” above.

(6)	At December 31, 2016, Ms. Vesy had an outstanding 2016 VSEP award. Because the value of this award is based on future market conditions, we are unable to specify either a number of shares or a market value for this award as of December 31, 2016. For more information about the vesting timetable for this award, see “2016 Value Sharing Equity Program” included in “Compensation Discussion and Analysis.”

DDR Corp.   ï  2017 Proxy Statement    43

2016 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas F. August	—	—	14,875	224,464
Paul W. Freddo	28,939	120,000	50,063	847,389
Christa A. Vesy	—	—	15,617	264,357
David J. Oakes	279,375	2,312,350	35,078	591,881
Luke J. Petherbridge	22,644	42,800	16,399	275,694

(1)	Computed as the number of shares multiplied by the spread between the exercise price and market price at exercise.

(2)	Amounts reflect the number of shares acquired on vesting and valued at the closing price of our common shares on the date of vesting.

2016 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Elective Deferred Compensation Plan:
Thomas F. August	—	—	—	—	—
Paul W. Freddo	36,000	15,291	33,789	—	444,097
Christa A. Vesy	15,000	4,998	424	—	20,422
David J. Oakes	50,000	—	3,378	—	461,332
Luke J. Petherbridge	—	—	—	—	—
Equity Deferred Compensation Plan:
Thomas F. August	210,807	—	2,515	—	213,322
Paul W. Freddo	—	—	—	—	—
Christa A. Vesy	—	—	—	—	—
David J. Oakes	76,465	—	(560,783)	—	5,442,503
Luke J. Petherbridge	—	—	—	—	—
Directors’ Deferred Compensation Plan:
Thomas F. August	140,480	—	(15,659)	—	124,821
Paul W. Freddo	—	—	—	—	—
Christa A. Vesy	—	—	—	—	—
David J. Oakes	—	—	—	—	—
Luke J. Petherbridge	—	—	—	—	—

(1)	Our nonqualified deferred compensation plans, which consist of the Elective Deferred Compensation Plan and the Equity Deferred Compensation Plan, are described more fully in “Compensation Discussion and Analysis” under the caption “Other Benefits and Information” above. Our Directors’ Deferred Compensation Plan is described more fully in “Compensation of Directors” above.

(2)	The amounts reported for our named executive officers in this column for the Elective Deferred Compensation Plan are reported under the “Salary” column of the 2016 Summary Compensation Table above. Amounts reported for the Equity Deferred Compensation Plan are derived from equity awards for which grant date fair values were previously disclosed in our Summary Compensation Tables included in prior years’ proxy statements. The amount reported for Mr. August under the Directors’ Deferred Compensation Plan is reported in the “Stock Awards” column of the 2016 Summary Compensation Table.

(3)	The amounts reported for our named executive officers in this column are fully reported for each named executive officer in the “All Other Compensation” column (column (h)) of the 2016 Summary Compensation Table above.

(4)	None of the amounts reported for our named executive officers in this column are reported in the 2016 Summary Compensation Table.

(5)	Other than with respect to Mr. August, the amounts reported for our named executive officers in this column have been previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

44    DDR Corp.  ï  2017 Proxy Statement

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 30, 2016 (the last business day of 2016), the following tables describe the potential payments upon such termination or change in control for each named executive officer then-serving at the end of the year under his/her employment agreement, if applicable, in effect on December 30, 2016. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies, will govern any potential payments for actual terminations or a change in control occurring after December 30, 2016. There was no employment agreement in effect with Mr. Freddo at December 30, 2016.

Event	Thomas F. August ($)	Paul W. Freddo ($)	Christa A. Vesy ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	28,846	16,923	13,077
Total	28,846	16,923	13,077
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	3,499,500	—	850,000
Unvested Restricted Stock Units and VSEP Awards(3)	1,408,276	385,782	301,842
Unvested Restricted Shares(4)	—	—	—
Unvested Performance-Based Equity Awards(5)	0	—	—
Unvested Stock Options(6)	—	0	0
Post-Termination Health and Welfare Benefits(7)	10,000	—	30,000
Outplacement Services(8)	—	—	15,000
Accrued Vacation(1)	28,846	16,923	13,077
Total	4,946,622	402,705	1,209,919
For Cause Termination
No Payments	N/A	N/A	N/A
Total	N/A	N/A	N/A
Involuntary or Good Reason Termination (Change in Control)
Cash Severance(2)	3,499,500	—	1,326,000
Unvested Restricted Stock Units and VSEP Awards(3)	1,408,276	385,782	301,842
Unvested Restricted Shares(4)	—	401,738	129,520
Unvested Performance-Based Equity Awards(5)	0	—	—
Unvested Stock Options(6)	—	0	0
Post-Termination Health and Welfare Benefits(7)	10,000	—	30,000
Outplacement Services(8)	—	—	15,000
Accrued Vacation(1)	28,846	16,923	13,077
Total	4,946,622	804,443	1,815,439
Disability
Cash Severance(2)	0	—	612,000
Unvested Restricted Stock Units and VSEP Awards(3)	1,408,276	385,782	301,842
Unvested Restricted Shares(4)	—	401,738	129,520
Unvested Performance-Based Equity Awards(5)	0	—	—
Unvested Stock Options(6)	—	0	0
Post-Termination Health and Welfare Benefits(7)	—	—	20,000
Disability Insurance Proceeds(9)	253,413	971,587	3,014,728
Accrued Vacation(1)	28,846	16,923	13,077
Total	1,690,535	1,776,030	4,091,167

DDR Corp.   ï  2017 Proxy Statement    45

Event	Thomas F. August ($)	Paul W. Freddo ($)	Christa A. Vesy ($)
Death
Cash Severance(2)	0	—	612,000
Unvested Restricted Stock Units and VSEP Awards(3)	1,408,276	385,782	301,842
Unvested Restricted Shares(4)	—	401,738	129,520
Unvested Performance-Based Equity Awards(5)	0	—	—
Unvested Stock Options(6)	—	0	0
Post-Termination Health and Welfare Benefits(7)	—	—	20,000
Life Insurance Proceeds(10)	260,000	400,000	400,000
Accrued Vacation(1)	28,846	16,923	13,077
Total	1,697,122	1,204,443	1,476,439

(1)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

(2)	Reported amounts calculated pursuant to the terms of the respective employment agreement, if applicable, assuming an annual bonus for 2016 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and bonus have been paid. For Ms. Vesy, amount includes a one-time special cash award in an amount equal in value to the “target” annual cash incentive award as in effect on March 1, 2017, which will vest on the triggering event.

(3)	Reported amounts consist of unvested RSUs and unvested restricted shares under the 2013 VSEP valued at our closing share price on December 30, 2016 (the last trading day of 2016) of $15.27 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of unvested annual equity award shares issued prior to 2016 valued at our closing share price on December 30, 2016 (the last trading day of 2016) of $15.27 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(5)	Assumes in the event of a change in control that a replacement award is granted. If there is no replacement award, the performance award at a payout at target (198,808 shares), valued at our closing share price at December 30, 2016 (the last trading day of 2016) of $15.27 per share, would be valued at $3,035,798.

(6)	Reported amounts consist of stock options with option exercise prices from $16.47 to $19.26 and the spread calculated based on our closing share price on December 30, 2016 (the last trading day of 2016) of $15.27 per share, which stock options accelerate or continue to vest as a result of the triggering event.

(7)	Reported amounts consist of our estimate of continued health and welfare benefits costs of six months for Mr. August and one year for Ms. Vesy, except in the case of involuntary termination, in which case the amount is an eighteen-month estimate for Ms. Vesy.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 30, 2016, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65. Reported amount for Mr. August is based on the Company’s policy terms and conditions.

(10)	Reported amount consists of our estimate of the available life insurance death benefit. The amount presented for Mr. August represents a 65% benefit in accordance with the Company’s policy terms and conditions.

46    DDR Corp.  ï  2017 Proxy Statement

Employment Agreements

Employment Agreement in Effect During 2016 with Ms. Vesy

In December 2016, we entered into an employment agreement with Ms. Vesy (whose prior employment agreement with the Company expired on December 31, 2015), as described below.

•

Term. On December 1, 2016, the Company entered into an employment agreement with Ms. Vesy. Pursuant to the employment agreement, Ms. Vesy would continue to serve as Executive Vice President and Chief Accounting Officer (and, until the Company hired a permanent Chief Financial Officer, as Interim Chief Financial Officer) of the Company. The term of the employment agreement for Ms. Vesy will end on December 31, 2018. On March 2, 2017, Ms. Vesy no longer served as Interim Chief Financial Officer as a result of the hiring of Mr. Ostrower.

•

Base Salary and Benefits. The employment agreement with Ms. Vesy provides for a minimum base salary of $340,000. In addition, the employment agreement with Ms. Vesy provides for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

•

Annual Performance-Based Cash Incentive Compensation. Pursuant to Ms. Vesy’s employment agreement, Ms. Vesy is entitled to an annual performance-based cash incentive compensation target award equal to 40% of her base salary. See “Compensation Discussion and Analysis — 2016 Compensation Program Design” and “— 2016 Compensation Earned” for a discussion of the methods used to calculate the annual performance-based incentive compensation and Ms. Vesy’s annual performance-based incentive compensation award opportunity.

•

Annual Equity Awards. For each calendar year during the term of the employment agreement (beginning with 2016), Ms. Vesy is eligible to receive grants of equity or equity-based awards with an aggregate grant date target value of 25% of her base salary.

•

Termination. Ms. Vesy’s employment agreement can be terminated under a variety of circumstances, including her death. Our Board has the right to terminate an employment agreement for “cause” if Ms. Vesy has engaged in certain specified conduct, for “disability” if she was disabled for a specified period of time, or at any other time without cause by giving her at least 90 days’ prior written notice. Ms. Vesy also has the right to terminate her employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•	Benefits Upon a Termination. Ms. Vesy is entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances.

–

If Ms. Vesy is terminated without cause or terminates her employment for good reason during the term (and the termination was not in connection with a change in control (as defined in the employment agreement)), Ms. Vesy is entitled to receive (1) a lump sum equal to 1.5 times the sum of her then-current base salary plus an amount equal to the value of her “target” annual bonus for the year of termination, subject to the execution by Ms. Vesy of a customary release of claims in favor of the Company; (2) a lump sum amount equal in value to her “target” annual bonus for the year of termination, pro-rated based on her period of service during such year; (3) 18 months of continued health, dental and vision coverage under COBRA and the employer portion of the premium for other insurance provided by the Company; and (4) payment by us for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination.

–

If Ms. Vesy is terminated by reason of disability, or, upon a termination by reason of death, Ms. Vesy, or her representative, is entitled to receive (1) a lump sum amount equal to one times the sum of her then-current base salary plus an amount equal to the value of her “target” annual bonus for the year of termination, subject to the execution by Ms. Vesy or her representative of a customary release of claims in favor of the Company; (2) a lump sum amount equal in value to her

DDR Corp.   ï  2017 Proxy Statement    47

“target” annual bonus for the year of termination, pro-rated based on her period of service during such year; and (3) one year of continued health, dental and vision coverage and the employer portion of the premium for other insurance provided by the Company.

–

If a “Triggering Event” occurred during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” Ms. Vesy is entitled to receive (1) a lump sum amount equal to 2.5 times the sum of her base salary as of the termination date plus an amount equal in value to her “target” annual bonus for the year of termination; (2) 18 months of continued health, dental and vision coverage under COBRA and the employer portion of the premium for other insurance provided by DDR; (3) a lump sum amount equal in value to Ms. Vesy’s “target” annual bonus for the year of termination, pro-rated based on her period of service during such year, and (4) payment by us for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination.

•	Other Terms.

–

Ms. Vesy’s employment agreement provides for a one-time special cash award opportunity equal in value to Ms. Vesy’s “target” annual cash opportunity as in effect on March 1, 2017, which will, in general, become vested on January 1, 2018, subject to Ms. Vesy’s continued employment with DDR through such date.

–

Ms. Vesy’s employment agreement provides for a one-time grant of 9,051 service-based RSUs. This grant and the above one-time special cash award are discussed further above in “Compensation Discussion and Analysis” under the captions “Total Direct Compensation for 2016” and “Other Equity Awards and Compensation.”

Employment Agreement in Effect During 2016 with Mr. August

In December 2016, we entered into an employment agreement with Mr. August as described below.

•

Term. On December 1, 2016, the Company entered into an employment agreement with Mr. August. Mr. August would continue to serve as President and Chief Executive Officer of the Company. The term of the employment agreement for Mr. August commenced on July 8, 2016 and would end on July 7, 2019. As of March 2, 2017, Mr. August was no longer an employee of the Company.

•

Base Salary and Benefits. The employment agreement with Mr. August provided for a minimum base salary of $750,000. In addition, the employment agreement with Mr. August provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

•

Annual Performance-Based Cash Incentive Compensation. Pursuant to Mr. August’s employment agreement, Mr. August was entitled to an annual performance-based incentive compensation target award equal to 133.3% of his base salary. For 2016 and 2019, Mr. August’s cash incentive would be pro-rated based on the number of days Mr. August was employed during such calendar year. Further, Mr. August’s annual cash incentive award for 2016 provided for a minimum payout of $484,932, provided that he remains employed by the Company through the end of 2016. See “Compensation Discussion and Analysis — 2016 Compensation Program Design” and “— 2016 Compensation Earned” for a discussion of the methods used to calculate the annual performance-based incentive compensation and Mr. August’s annual performance-based incentive compensation award opportunity.

•

Annual Equity Grants. Pursuant to Mr. August’s employment agreement, Mr. August was entitled to an initial equity grant of performance-based RSUs with a grant date “target” value equal to no less than $3,000,000, subject to a performance period running from July 8, 2016 to July 7, 2019. The employment agreement also provided that, on each of July 8, 2017 and July 8, 2018, Mr. August would be entitled to a performance-based RSU award with a grant date “target” value equal to no less than $3,000,000, subject in each case to a performance period running from the date of grant until July 7, 2019. The payout of each

48    DDR Corp.  ï  2017 Proxy Statement

performance-based RSU grant would vary based on relative total shareholder return performance during the performance period.

•

Termination. Mr. August’s employment agreement could have been terminated under a variety of circumstances. Our Board had the right to terminate an employment agreement for “cause” if Mr. August had engaged in certain specified conduct, for “disability” if he was disabled for a specified period of time, or at any other time without cause by giving him at least 90 days’ prior written notice. Mr. August also had the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•	Benefits Upon a Termination. Mr. August was entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances.

–

If Mr. August was terminated without cause or terminated his employment for good reason during the term (and the termination was not in connection with a change in control (as defined in the employment agreement)), Mr. August was entitled to receive (1) a lump sum equal to 2 times (the “Multiplier”) the sum of his then-current base salary plus an amount equal to the value of his “target” annual bonus for the year of termination (which Multiplier, would decrease monthly from two to zero on a linear basis beginning on July 7, 2017 and ending on the expiration date of the employment agreement), subject to the execution by Mr. August of a customary release of claims in favor of the Company; (2) a lump sum amount equal in value to the annual bonus that would have been earned for his year of termination based on actual performance, pro-rated based on Mr. August’s period of service during such year, and calculated on the basis of actual performance of the applicable performance objectives for the entire performance period; and (3) a lump sum in cash equal to 6 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company.

–

If Mr. August was terminated by reason of disability, or upon a termination by reason of death, Mr. August, or his representative, was entitled to receive a lump sum amount equal in value to Mr. August’s “target” annual bonus for the year of termination, pro-rated based on his period of service during such year.

–

If a “Triggering Event” occurred during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” Mr. August was entitled to receive (1) a lump sum amount equal to 2 times the sum of his then-current base salary plus an amount equal to his “target” annual bonus for the year of termination (which Multiplier will decrease monthly from two to zero on a linear basis beginning on July 7, 2017 and ending on the Expiration Date); (2) a lump sum in cash equal to 6 months of health, dental and vision coverage under COBRA and the employer portion of the premium for other insurance provided by the Company; and (3) a lump sum amount equal in value to Mr. August’s “target” annual bonus for the year of termination, pro-rated based on his period of service during such year.

•	Other Terms.

–

Mr. August’s employment agreement provided for a one-time grant of 107,100 service-based RSUs. This grant is discussed further above in “Compensation Discussion and Analysis” under the captions “Total Direct Compensation for 2016” and “Other Equity Awards and Compensation.”

Employment Agreement in Effect During 2016 with Mr. Oakes

In May 2016, we entered into an employment agreement with Mr. Oakes (whose prior employment agreement with the Company expired on December 31, 2015), as described below.

•

Term. On May 20, 2016, the Company entered into an employment agreement with Mr. Oakes. Pursuant to the employment agreement, Mr. Oakes served as President and Chief Executive Officer of the Company. The term of the employment agreement for Mr. Oakes commenced on January 1, 2016 and set to end on December 31, 2018. As of July 8, 2016, Mr. Oakes was no longer an employee of the Company.

DDR Corp.   ï  2017 Proxy Statement    49

•

Base Salary and Benefits. The employment agreement with Mr. Oakes provided for a minimum base salary of $750,000. In addition, the employment agreement with Mr. Oakes provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

•

Annual Performance-Based Cash Incentive Compensation. Pursuant to Mr. Oakes’ employment agreement, Mr. Oakes was entitled to an annual performance-based cash incentive compensation target award equal to 100% of his base salary. See “Compensation Discussion and Analysis — 2016 Compensation Program Design” and “— 2016 Compensation Earned” for a discussion of the methods used to calculate the annual performance-based incentive compensation and Mr. Oakes’ annual performance-based incentive compensation award opportunity.

•

Annual Equity Awards. Pursuant to Mr. Oakes’ employment agreement, subject to the approval of the Committee, Mr. Oakes was eligible to receive equity awards during each calendar year while the employment agreement was in effect as follows:

–

service-based RSUs with a grant date value equal to no less than $320,000, which RSUs would, in general, vest subject to Mr. Oakes’ continued employment with DDR in three substantially equal installments on the first three anniversaries of the grant date, subject to terms and conditions approved by the Committee;

–

service-based stock options with a grant date value equal to no less than $80,000, which stock options would, in general, vest subject to Mr. Oakes’ continued employment with DDR in three substantially equal installments on the first three December 31sts following the grant date, subject to terms and conditions approved by the Committee; and

–

performance shares, performance units or performance-based RSUs with a grant date “target” value equal to no less than $500,000, the payout of which would be determined based on the achievement of relative total shareholder return performance measured over a three-year performance period beginning on January 1 of the calendar year in which the grant occurs, with the ultimate payout, if earned, ranging from a threshold level of 50% of target to a maximum level of 200% of target;

Subject to and contingent upon the approval of the Committee, Mr. Oakes was eligible to receive the following additional equity grants:

–

performance shares with a grant date “target” value equal to no less than $250,000, the payout of which would vary based on relative total shareholder return performance measured over a performance period beginning on January 1, 2016 and ending on December 31, 2016, with the ultimate payout, if earned, ranging from a threshold level of 50% of target to a maximum level of 200% of target; and

–

performance shares, performance units or performance-based RSUs with a grant date “target” value equal to no less than $375,000, the payout of which would vary based on relative total shareholder return performance achievement measured over a performance period beginning on January 1, 2016 and ending on December 31, 2017, with the ultimate payout, if earned, ranging from a threshold level of 50% of target to a maximum level of 200% of target. The foregoing grants are described in “Compensation Discussion and Analysis” under the caption “Other Equity Awards and Compensation.”

•

Termination. Mr. Oakes’ employment agreement could have been terminated under a variety of circumstances, including death. Our board had the right to terminate an employment agreement for “cause” if Mr. Oakes had engaged in certain specified conduct, for “disability” if he was disabled for a specified period of time, or at any other time without cause by giving him at least 90 days’ prior written notice. Mr. Oakes also had the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

50    DDR Corp.  ï  2017 Proxy Statement

•	Benefits Upon a Termination. Mr. Oakes was entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances.

–

If Mr. Oakes was terminated without cause (as defined in the employment agreement), for good reason (also as defined in the employment agreement), or due to Mr. Oakes’ death or disability, the Company would pay Mr. Oakes, his personal representatives, or dependents (1) a lump sum equal to 1.6 times the sum of his then-current base salary plus an amount equal in value to his “target” annual bonus for the year of termination, subject (other than on a termination due to disability) to the execution by Mr. Oakes of a customary release of claims in favor of DDR; (2) a lump sum amount equal in value to his “target” annual bonus for the year of termination, pro-rated based on his services during such year; and (3) a lump sum in cash equal to 12 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company. In addition, if the termination was a result of Mr. Oakes’ termination without cause or termination for good reason, the Company would generally provide outplacement services and support for one year following termination.

–

If a “Triggering Event” occurred during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions,” Mr. Oakes was entitled to receive (1) a lump sum amount equal to three times the sum of his base salary as of the termination date plus an amount equal in value to his “target” annual bonus for the year of termination; (2) a lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company; (3) a lump sum amount equal in value to Mr. Oakes’ “target” annual bonus for the year of termination, pro-rated based on his period of service during such year; and (4) payment by us for one year of outplacement services, provided that Mr. Oakes first used such outplacement services and support within 90 days following termination.

•	Other Terms.

–

Mr. Oakes’ employment agreement provided that during the term of the employment agreement while Mr. Oakes was employed by DDR and a member of his current country club, DDR would pay or reimburse Mr. Oakes for the cost of certain fees and expenses related to Mr. Oakes’ club membership.

Change in Control Provisions

The employment agreements in effect during 2016 for the named executive officers included provisions regarding the payments and benefits to which he/she would be entitled in certain circumstances in the event of a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. Payments are only triggered if both a change in control occurs and the executive officer is terminated or effectively terminated, or if actions are taken that materially and adversely impact the executive officer’s position with us or his/her compensation. This is referred to as a “double-trigger” change in control provision. For information concerning the amounts payable upon a change in control measured as of December 30, 2016, see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above.

Under the employment agreements in effect during 2016 for the named executive officers, benefits would be payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). Payments for all named executive officers are only triggered if both (1) a change in control occurs, and (2) the officer is terminated or effectively terminated, or certain actions are taken that materially and adversely impacted the officer’s position with us or his/her compensation.

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For Mr. August, a “Triggering Event” has occurred if within two years after a change in control:

•

we terminate the employment of Mr. August, other than in the case of a termination for “Cause” (as defined in the employment agreement), a termination following disability, or a termination based on death; or

•	Mr. August terminates his employment for “Good Reason” (as defined in the employment agreement).

For Ms. Vesy and Mr. Oakes, a “Triggering Event” has occurred if within two years after a change in control:

•

we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the employment agreement), a termination following disability, or a termination based on death;

•

we reduce the executive’s title, responsibilities, power, or authority in comparison with the executive’s title, responsibilities, power, or authority at the time of the change in control, and the executive then terminates the executive’s employment with us;

•

we assign the executive duties that were inconsistent with the duties assigned to the executive on the date on which the change in control occurred and which duties we persisted in assigning to the executive despite the prior written objection, and the executive then terminated the executive’s employment with us;

•

we (1) reduce the executive’s base salary, annual performance-based cash bonus percentages of salary, certain health and welfare benefits (including any such benefits provided to the executive’s family), pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) exclude the executive from any plan, program or arrangement in which our other executive officers are included, (3) establish criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) fail to pay the executive any annual performance bonus compensation to which the executive is entitled through the achievement of the criteria and factors established for the payment of such bonus, and the executive then terminates the executive’s employment with us; or

•

we require the executive to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio, and the executive then terminates the executive’s employment with us.

A “Change in Control” generally occurs if:

•	there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company;

•

any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or

•

during any two-year period, we experience a turnover of a majority of the directors on our Board (subject to certain exceptions for replacement directors approved by at least two-thirds of the directors serving at the beginning of such period, but specifically excluding certain replacement directors elected in connection with an election or proxy contest).

Upon the occurrence of a Triggering Event under the 2016 employment agreements, we would have been required to pay a named executive officer the applicable amounts described above under “Employment Agreements.”

Restricted shares and stock options granted by the Company prior to 2016 generally vest in full in the event of termination due to death or disability, or a termination by the Company without cause within two years after a

52    DDR Corp.  ï  2017 Proxy Statement

change in control. With respect to the time- and performance-based RSUs granted to Mr. August in 2016, in the event of a termination of Mr. August’s employment due to death, disability, termination by the Company without cause, or a termination by Mr. August for good reason, the time-based RSUs would vest in full, and the performance-based RSUs would be earned (if at all) on the basis of the relative achievement of the applicable performance objectives measured as of the date of termination. In the event of a change in control, Mr. August’s RSUs would vest in full (for performance-based RSUs, at the “target” level), unless a “replacement award” (as described in the applicable award agreements) is provided. With respect to time-based RSUs and stock options granted in 2016 to the other named executive officers serving as of the end of 2016, in the event of death or disability, unvested time-based RSUs and stock options would vest in full. In the event of a termination of employment by the Company without cause, unvested time-based RSUs and stock options would generally continue to vest. In the event of a termination without cause or termination by the participant for good reason within two years after a change in control, the RSUs and stock options would generally vest in full.

Separations in 2016 and 2017

Effective as of March 2, 2017, Mr. August ceased serving as President and CEO of the Company. In connection with his separation from the Company, Mr. August was generally entitled to receive only those payments and benefits to which he was contractually entitled upon his departure “without cause” under the terms of his employment agreement with the Company, which consist of (in addition to certain accrued compensation and benefits): (1) a lump sum amount equal in value to his annual incentive that would have been earned for the 2017 calendar year based on actual, full-year performance, but pro-rated based on service during 2017; (2) a lump sum amount equal to two times the sum of (a) his base salary plus (b) an amount equal to his target 2017 annual incentive; and (3) a lump sum amount equal to the product of six multiplied by the sum of (a) the monthly COBRA premium for health, dental and vision benefits (if COBRA coverage is timely elected), plus (b) the employer portion of the monthly premium for other Company provided insurance in effect for Mr. August as of the date of his separation. These payments and benefits (generally estimated as described in the table above) are in addition to the vesting of his outstanding time-based RSUs as described above.

In connection with their departures from the Company effective in July 2016 and May 2016, Messrs. Oakes and Petherbridge, respectively, received only their accrued compensation and benefits. Further, in connection with his separation effective in March 2017, Mr. Freddo received his accrued compensation and benefits, in addition to the continued or accelerated vesting and exercisability of his outstanding equity awards (including unvested stock options as described in the applicable award agreement) as described above.

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8. Proposal Four: Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2016 and is expected to be retained to do so in 2017. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“For” Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015.

Type of Fees	2016 ($)	2015 ($)
Audit fees(1)	2,483,260	2,355,473
Audit-related fees(2)	467,636	515,820
Tax fees(3)	327,899	287,722
All other fees(4)	1,944	1,944
Total	3,280,739	3,160,959

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $32,816 and $156,095 for 2016 and 2015, respectively.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The tax compliance services for 2016 and 2015 were $250,449 and $243,962, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services. The fees billed in 2016 and 2015 primarily related to software licensing for accounting and professional standards.

54    DDR Corp.  ï  2017 Proxy Statement

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above, were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2016, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Audit Committee

Scott D. Roulston, Chair

Terrance R. Ahern

Robert H. Gidel

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9. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and Chief Internal Auditor, who we collectively refer to as our senior financial officers. Among other matters, this code requires our senior financial officers:

• To act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•     To endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•     To endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

• To not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
• To not use for personal advantage confidential information acquired in the course of their employment;
• To proactively promote ethical behavior among peers and subordinates in the workplace; and
• To promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

56    DDR Corp.  ï  2017 Proxy Statement

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, Eric C. Cotton, our Audit Committee Chair, Scott D. Roulston, or to Global Compliance Services, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair to determine if the report can be sustained or has merit. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President and General Counsel. The policy applies to our Directors, nominees for Directors, officers, and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of Directors, nominees for Directors, officers, employees or significant shareholders; entities in which a Director, nominee for Director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related-party transaction. If the committee determines that the proposed transaction would be a related-party transaction, it will make a recommendation to our Board. All related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

DDR Corp.   ï  2017 Proxy Statement    57

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 3, 2017, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)
The Otto Family	58,443,425(1)	15.9
The Vanguard Group, Inc.	47,310,687(2)	12.9
FMR LLC	27,598,182(3)	7.5
Vanguard Specialized Funds	23,594,470(4)	6.4
Cohen & Steers, Inc.	23,318,074(5)	6.4
BlackRock, Inc.	19,752,059(6)	5.4

(1)	According to a Form 4 filed with the SEC on December 27, 2016 and Schedule 13D/A filed with the SEC on May 13, 2015 by Alexander Otto and Katharina Otto-Bernstein, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 42,687,920 and 15,755,505 common shares, respectively. The address for these reporting persons is c/o Dennis O. Garris, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)	According to a report on Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 47,310,687 common shares and has sole voting power over 580,704 common shares, shared voting power over 363,132 common shares, sole dispositive power over 46,781,099 common shares and shared dispositive power over 529,588 common shares. According to the report, Vanguard Fiduciary Trust Company is the beneficial owner of, and directs the voting over, 166,456 common shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. is the beneficial owner of, and directs the voting over, 777,380 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	According to a report on Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 27,598,182 common shares and has sole voting power over 18,182,291 common shares. According to the report, Abigail P. Johnson is the beneficial owner of, and each has sole dispositive power over, 27,598,182 common shares. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(4)	According to a report on Schedule 13G/A filed with the SEC on February 13, 2017 by Vanguard Specialized Funds, Vanguard Specialized Funds — Vanguard REIT Index Fund is the beneficial owner of, and has the sole voting power over 23,594,470 common shares. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)	According to a report on Schedule 13G/A filed with the SEC on February 10, 2017 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited. According to the report, each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 23,318,074 common shares and sole voting power over 11,063,669 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(6)	According to a report on Schedule 13G filed with the SEC on January 30, 2017 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 19,752,059 common shares and has sole voting power over 18,522,987 common shares and sole dispositive power over 19,752,059 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York, 10055.

58    DDR Corp.  ï  2017 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis.

Shareholder Proposals for 2018 Annual Meeting

Any shareholder proposals intended to be presented at our 2018 Annual Meeting of Shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 7, 2017, for inclusion in our Proxy Statement and form of proxy relating to the 2018 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Proxy Statement for our 2018 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 20, 2018. Even if proper notice is received on or prior to February 20, 2018, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Matthew Ostrower, Chief Financial Officer, at (216) 755-5500, or by writing to DDR Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o David E. Weiss, Secretary, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

DDR Corp.   ï  2017 Proxy Statement    59

10. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Proxy Card because our Board is soliciting your proxy to vote at our 2017 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 9, 2017, at 9:00 a.m. local time. For information regarding directions to attend the Annual Meeting and vote in person, please contact Matthew Ostrower, Chief Financial Officer, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet, or by completing and mailing the accompanying Proxy Card. Shareholders who owned our common shares at the close of business on March 14, 2017, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 366,606,864 common shares outstanding. Our 2016 Annual Report, which includes our financial statements, also accompanies this Proxy Statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The accompanying Proxy Card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President, or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President, or the Secretary, or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this Proxy Statement as possible.

60    DDR Corp.  ï  2017 Proxy Statement

How do I vote by proxy?

Shareholders may vote either by completing, properly signing, and returning the accompanying Proxy Card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

• FOR the election of Terrance R. Ahern, Jane E. DeFlorio, Thomas Finne, Robert H. Gidel, David R. Lukes, Victor B. MacFarlane, Alexander Otto, Scott D. Roulston, and Barry A. Sholem, as Directors;
• FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;
• FOR the approval, on an advisory basis, of annual future shareholder advisory votes on the compensation of the company’s named executive officers; and
• FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record (i.e., shareholders with shares held in an account with our transfer agent) may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by 11:59 p.m., Eastern Time, on May 8, 2017.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the Proxy Card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 8, 2017.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. As of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed Proxy Card bearing a later date, or by giving notice to us in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Can I receive this Proxy Statement by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing these materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

DDR Corp.   ï  2017 Proxy Statement    61

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “FOR” a Director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Executive Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Approval, on an Advisory Basis, of the Frequency for Future Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Executive Compensation Committee of the Board will review the results of the vote and will consider the frequency choice (every 1 year, 2 years, or 3 years) receiving the most votes cast by holders of our common shares to be the frequency recommended by the shareholders for future advisory votes on the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Four: Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerages and do not instruct their bank or broker how to vote, the bank or brokerage will not vote such shares for Proposals One, Two, or Three resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: April 6, 2017

62    DDR Corp.  ï  2017 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 8, 2017.

Vote by Internet • Go to www.investorvote.com/ddr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2 and 4 and for every “1 Year” on Proposal 3.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Terrance R. Ahern	☐	☐	☐	02 - Jane E. DeFlorio	☐	☐	☐	03 - Thomas Finne	☐	☐	☐
	04 - Robert H. Gidel	☐	☐	☐	05 - David R. Lukes	☐	☐	☐	06 - Victor B. MacFarlane	☐	☐	☐
	07 - Alexander Otto	☐	☐	☐	08 - Scott D. Roulston	☐	☐	☐	09 - Barry A. Sholem	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Approval, on an advisory basis, of the frequency for future shareholder advisory votes to approve the compensation of the Company’s named executive officers.	☐	☐	☐	☐
4.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 9, 2017.

The DDR Corp. 2017 Proxy Statement and the 2016 Annual Report to Shareholders are available at: www.proxydocs.com/ddr

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DDR CORP.

Annual Meeting of Shareholders – May 9, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Matthew L. Ostrower, David E. Weiss and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the DDR Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 9, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, “FOR” ITEMS 2 AND 4 AND FOR EVERY “1 YEAR” ON ITEM 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and C and, if applicable, section B on the reverse side of this card.